As filed with the Securities and Exchange Commission on August 15, 2005
                                          Registration Number:


                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM SB-2

                           REGISTRATION STATEMENT
                                UNDER THE
                           SECURITIES ACT OF 1933



                           Global Concepts, Ltd.
              ----------------------------------------------
              (Name of Small Business Issuer in its Charter)

    Colorado                              4231                  84-1191355
-------------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                         EDUARDO RODRIGUEZ, CHAIRMAN
                            Global Concepts, Ltd.
                            501 Bloomfield Avenue
                             Montclair, NJ 07042
                               (973) 233-1233
 (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
  -------------------------------------------------------------------------

                                   Copy to

                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                             Attorney for Issuer
                               (718) 768-6045
                      _________________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PUBLIC SALE: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed
Title of Each                         Maximum      Maximum
Class of             Amount           Offering     Aggregate    Amount of
Securities To Be     To Be            Price Per    Offering     Registration
Registered           Registered       Share (4)    Price (4)    Fee
-----------------------------------------------------------------------------
Common Stock, no
 par value           39,572,615 (1)   $0.133       $ 5,263,158  $   619.48

Common Stock, no
 par value           36,289,473 (2)   $0.133       $ 4,826,500  $   568.08

Common Stock, no
 par value           33,266,429 (3)   $0.133       $ 4,424,435  $   520.76
                                                                  --------
                                                   Total Fee:   $ 1,708.32
                                                                  ========

(1) The amount registered represents the shares that would be issued to Cornell Capital Partners, LP and resold by it if all shares that may be put to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement were put to it at a purchase price based on the closing price on August 11, 2005.
(2) The amount registered is the sum of (a) 12,500,000 shares that may be issued to Cornell Capital Partners, LP upon conversion of the Secured Convertible Debenture dated August 1, 2005; (b) 5,000,000 shares that may be issued to Cornell Capital
     Partners, LP upon its exercise of the Warrant to Purchase
     Common Stock; and (c) 18,789,473 shares that would be issued to The Margolies Family Trust if it converted the Convertible Debenture dated March 7, 2005 based on the closing price on August 11, 2005.
(3) The amount registered represents shares now owned and offered by G&H Management, LLC, Stanley Chason, Cornell Capital Partners, LP, Shazamstocks Inc., Michael Seeley, Benjamin Perrone, Rosenberg Rich Baker Berman & Co., and Newbridge Securities Corp.
(4) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $.133, the closing price of the Common Stock reported on the OTC Bulletin Board on August 11,
     2005.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            GLOBAL CONCEPTS, LTD.

                               COMMON STOCK
                            109,128,517 SHARES

     NINE SHAREHOLDERS ARE OFFERING SHARES OF GLOBAL CONCEPTS COMMON STOCK TO THE PUBLIC BY MEANS OF THIS PROSPECTUS.

     GLOBAL CONCEPTS' COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD UNDER THE TRADING SYMBOL "GCCP.OB."

     THE SELLING SHAREHOLDERS INTEND TO SELL THE SHARES INTO THE PUBLIC MARKET FROM TIME TO TIME. THEY WILL NEGOTIATE WITH THE MARKET MAKERS FOR GLOBAL CONCEPTS COMMON STOCK TO DETERMINE THE PRICES FOR EACH SALE. THEY EXPECT EACH SALE PRICE TO BE NEAR TO THE MARKET PRICE AT THE TIME OF THE SALE.

     PURCHASE OF GLOBAL CONCEPTS COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            THE DATE OF THIS PROSPECTUS IS AUGUST     , 2005

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . -3-
     Summary Financial Information . . . . . . . . . . -4-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . -5-

YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS. . . -9-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . .-10-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . .-10-
     Market for the Common Stock . . . . . . . . . . .-10-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . .-11-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . .-18-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . .-23-
     Executive Compensation. . . . . . . . . . . . . .-24-
     Related Party Transactions. . . . . . . . . . . .-26-
     Limitation of Liability and Indemnification . . .-27-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . .-27-

SELLING SHAREHOLDER. . . . . . . . . . . . . . . . . .-29-
     Plan of Distribution. . . . . . . . . . . . . . .-33-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . .-35-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . .-35-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . .-35-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . .-37-

                             PROSPECTUS SUMMARY

GLOBAL CONCEPTS, LTD.

     Global Concepts, Ltd. is a holding company. Two subsidiaries of Global Concepts generate over 99% of its revenue. They are Compagnie Logistique de Transports Automobiles ("CLTA") and Societe Lyonnaise d'Affretement et de Transports Europeans ("SLATE"). CLTA and SLATE are engaged in the business of warehousing and transporting new automobiles in France. CLTA is also engaged in the business of providing intermodal ground transportation to companies engaged in the air freight business. Global Concepts also has a subsidiary (Advanced Medical Diagnostics, LLC) that is engaged in the business of manufacturing and distributing a low-cost, self-administered test for the HIV virus, and a subsidiary (J&J Marketing LLC) that is engaged in the business of producing and distributing non-medicated pharmaceutical personal care products under the trademark "Savage Beauty."

     The executive offices of Global Concepts are located at 501
Bloomfield Avenue, Montclair, NJ 07042.  Our telephone number is 973-
233-1233.

THE SELLING SHAREHOLDERS

     Cornell Capital Partners, LP is using this prospectus to sell shares of Global Concepts common stock to the public. Cornell
Capital Partners currently owns 4,242,424 shares. It may also acquire Global Concepts shares in three ways:

         - Cornell Capital Partners may use this prospectus to reoffer to the public shares that it is entitled to acquire by converting into common stock a Secured Con-vertible Debenture issued to it by Global Concepts.
               The Debenture, which is in the principal amount of $2,500,000, is convertible by Cornell into Global Concepts common stock at $.20 per share, for a total of 12,500,000 shares if Cornell Capital Partners converts the entire Debenture.

         - Cornell Capital Partners may use this prospectus to reoffer to the public up to 5,000,000 shares that it is entitled to purchase by exercising a Warrant to purchase shares at $.25 per share.

         - Cornell Capital Partners may also use the prospectus to reoffer to the public up to 39,572,615 shares that it may purchase from Global Concepts from time to time pursuant to the terms of a Standby Equity Distribution Agreement. The Standby Equity Distribution Agreement gives Global Concepts a conditional right to sell shares to Cornell Capital Partners at a discount to the market price, which Cornell Capital Partners will then resell to the public using this prospectus. The Agreement permits Global Concepts to demand a maximum of $250,000 from Cornell Capital Partners every six trading days until August ___, 2007. At the market price of $.133 on August 11, 2005, a drawdown of $250,000 would entail the sale of over 2,000,000 shares by Global Concepts to Cornell Capital Partners.
                                    -3-

     In each of the situations described above, the number of shares that Cornell Capital Partners may acquire, either voluntarily by conversion or as a result of a demand by Global Concepts, can never be such that Cornell Capital Partners would own more than 9.9% of the outstanding shares of Global Concepts.

     G&H Management, L.L.C. is using this prospectus to resell to the public up to 20,000,000 shares of Global Concepts common stock that G&H currently owns. The managers of G&H Management, L.L.C. are the two members of Global Concepts' Board of Directors, and the owners of G&H Management are the families of those board members.

     The Margolies Family Trust is using this prospectus to resell to the public up to 18,789,473 shares of Global Concepts common stock that the Trust may acquire by converting a Convertible Debenture issued to it by Global Concepts in March 2005. The Debenture is in the principal amount of $2,499,000, which was the amount of debt that the Margolies Family Trust surrendered in exchange for the Debenture. The Debenture is convertible at the public market price at the time of conversion.

     Michael Seeley is using this prospectus to offer to the public 1,000,000 shares of common stock that he acquired in settlement of a litigation with Global Concepts.

     Stanley Chason, Shazamstocks Inc., Benjamin Perrone, Rosenberg Rich Baker Berman & Co., and Newbridge Securities Corp. are using this prospectus to offer to the public an aggregate of 6,703,005 shares of common stock that Global Concepts issued to them in compensation for consulting or employment services.

OUTSTANDING SHARES

     Global Concepts has only one class of stock outstanding. On the date of this prospectus there were 98,116,429 shares of common stock outstanding. Other than the convertible securities and warrants held by the Selling Shareholders, there are no options, warrants or convertible securities outstanding.

SUMMARY FINANCIAL INFORMATION

     We have derived the information in this table from the financial statements that are at the end of this prospectus.

                             Six Months        Year Ended      Year Ended
STATEMENT OF OPERATIONS     Ended 6/30/05       12/31/04        12/31/03
                            -------------     ------------    ------------
Revenue                     $ 21,282,000     $  5,286,000     $    66,000

Direct Expenses               17,514,000        4,208,000               0
                              ----------       ----------      ----------
Gross Profit                   3,768,000        1,078,000          66,000

Operating Expenses             2,478,000        5,129,000         774,000
                              ----------       ----------      ----------
Income/(Loss) Before
 Discontinued Operations         466,000       (4,122,000)       (708,000)

Gain/(Loss) From
 Discontinued Operations               0          167,000      (1,620,000)
                              ----------       ----------      ----------
Net Income/(Loss)                466,000       (3,955,000)     (2,328,000)
                              ==========       ==========      ==========

Net Income/(Loss) Per Share $       0.01     $      (0.08)    $     (0.06)
                              ==========       ==========      ==========

Weighted Average Number
 of Shares Outstanding        87,280,199       48,322.141      40,396,338

BALANCE SHEET DATA            At 6/30/05      At 12/31/04
                              ----------      -----------
Working Capital/(Deficit)   $ (2,269,000)    $ (2,232,000)

Total Assets                   9,865,000        4,270,000

Shareholders' (Deficit)       (2,169,000)      (2,912,000)


                                RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

           I.  RISKS RELATING TO OUR BUSINESS

     WE MAY BE UNABLE TO SATISFY OUR CURRENT DEBTS.

     On June 30, 2005 we had $5,425,000 in liquid assets and $5,736,000 in accounts payable and accrued expenses. In addition, we had over $2 million in notes and debentures payable within the following year. Since that time we have sold an additional $1 million in short-term debt to Cornell Capital Partners, and used most of the proceeds to purchase rolling stock. Since our debts exceed our assets, there is a risk that we will be unable to satisfy the debts when necessary. We are engaged in efforts to negotiate compromises and extensions with major creditors. If those negotiations are unsuccessful, however, our business will fail.

     WE LACK CAPITAL TO FUND OUR OPERATIONS.

     At the beginning of 2004 Global Concepts had no operating businesses. Since June 2004 we have acquired four business operations. All four of them, however, will require capital in order to prosper. We have no capital at this time. We do not know yet if the equity line of credit that we secured from Cornell Capital Partners will be adequate to provide us the necessary capital. If we cannot obtain additional capital, it is unlikely that our subsidiaries will ever be prosperous.

     NONE OF OUR SUBSIDIARIES HAS SUFFICIENT BUSINESS HISTORY TO
PERMIT A RELIABLE ESTIMATE OF ITS FUTURE PROSPECTS.

     Our business operations are carried out by four subsidiaries. CLTA has a considerable business history, but only recently emerged from legal proceedings in France that substantially reorganized it. SLATE has a relatively poor business history as a stand-alone company, but has only operated as an affiliate of CLTA since July. Advanced Medical Diagnostics was only recently organized and has no reported revenue. J&J Marketing was a part-time family business until we acquired it, and has minimal reported revenue. None of these companies, therefore, can point to a meaningful history of operations. In each of these companies we will face all of the risks of a start-up company, including uncertainty about access to the market, uncertainty about our ability to service the market, and uncertainty about our ability to operate efficiently.

     WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE A SUBSIDIARY IN FRANCE.

     Over 99% of our revenues are produced by CLTA and SLATE. CLTA and SLATE are each French companies with all of its business operations located in France. Their primary customers are French. No one associated with Global Concepts has any significant experience managing a business in France. It may occur that our ignorance about French business practices will prevent us from adequately overseeing the operations of these subsidiaries.

     OUR LARGEST SUBSIDIARIES HAVE ONE PRIMARY CUSTOMER, AND WOULD BE SERIOUSLY AFFECTED BY ANY INTERRUPTION OF ITS BUSINESS WITH THAT CUSTOMER.

     CLTA and SLATE are the subsidiaries of Global Concepts that generates over 99% of our revenues. Approximately 85% of SLATE's business and 37% of CLTA's business consists of warehousing, servicing and delivering automobiles for two related companies that distribute Peugeot and Citroen automobiles in Europe. If that business relationship were damaged, or if those customers suffered a serious business reverse, the adverse effect on our business could be dramatic.
                                    -6-

     A DOWNTURN IN THE FRENCH ECONOMY WOULD BE LIKELY TO REDUCE DEMAND FOR THE SERVICES OFFERED BY CLTA AND SLATE.

     The business of CLTA and of SLATE primarily consists of warehousing and delivering new cars, primarily in France. If the economy of France suffers a recession and the volume of new car sales is reduced, the revenue earned by CLTA and SLATE will likewise be reduced.

     INCREASED FUEL PRICES WILL REDUCE THE PROFITS OF OUR TRANSPORTATION SUBSIDIARIES, CLTA AND SLATE.

     A significant portion of the business of CLTA - and the area in which its plans for expansion are focused - consists of transporting automobiles to dealerships in Europe. SLATE, likewise, obtains most of its revenues from the transportation of automobiles. Currently fuel oil represents over 17% of the expenses of these companies.
When fuel oil prices are high, as they are now relative to historical prices, our subsidiaries' profit margins are reduced. If fuel oil prices remain high or climb even higher, it will have an adverse effect on our financial results.

     OUR HIV TESTING KIT DOES NOT CONTAIN ANY PROPRIETARY TECHNOLOGY, AND COULD BE REPLICATED BY COMPETITORS.

     Our subsidiary, Advanced Medical Diagnostics, LLC, developed its HIV (1+2) Rapid Self-Test Kit from readily-available components known to be effective in testing for HIV infection. We are already aware of one U.S. competitor who is following a business plan very similar to ours, distributing an HIV(1+2) testing kit in Asia and Africa. If we or our competitors are successful in marketing testing kits, additional competitors could easily introduce similar kits in competition with us. Because we lack capital resources to devote to competition, it is likely that significant competition would defeat our efforts to develop this business.

     OUR MEDICAL DEVICES SUBSIDIARY DOES NOT HAVE INSURANCE AGAINST PRODUCT LIABILITY CLAIMS.

     Advanced Medical Diagnostics, LLC is engaged in the business of distributing an HIV home-testing kit in Africa, Asia and Latin America. Advanced Medical Diagnostics does not have an insurance policy that will indemnify it against any product liability claims. Such a claim, if successfully prosecuted, could result in a judgment that Advanced Medical Diagnostics would be unable to pay, forcing it into bankruptcy.

     OUR SUBSIDIARY, J&J MARKETING, IS ENTERING A HIGHLY COMPETITIVE MARKET, AND MAY LACK THE RESOURCES NECESSARY TO COMPETE EFFECTIVELY.

     J&J Marketing is in the early stages of entering the market for non-medicated pharmaceutical personal care products. This market is highly competitive, with some well-established companies and many new entries into the market each year. There is very little that a company can do to distinguish its products from competitors' personal care products. So competitive success depends on advertising and marketing skill. Because J&J Marketing has very little capital resources available, it will be difficult for it to compete effectively.

     GLOBAL CONCEPTS IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN THE NEXT FEW YEARS.

     Since it became a public company in 2000, Global Concepts has never held an annual meeting of shareholders. The Board of Directors of Global Concepts consists of Michael Margolies, who has served since 2000, and Eduardo Rodriguez, who was appointed to the Board in 2005 by Mr. Margolies and by Mr. Rodriguez' predecessor on the Board. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. As a result, the shareholders of Global Concepts will have no effective means of exercising control over the operations of Global Concepts.

           II.  RISKS RELATING TO THE MARKET FOR OUR COMMON STOCK

     THE VOLATILITY OF THE MARKET FOR GLOBAL CONCEPTS COMMON STOCK MAY PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     The common stock of Global Concepts is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Global Concepts, since the price sometimes moves up or down by 50% in a week's time. A shareholder in Global Concepts who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     THE RESALE OF SHARES ACQUIRED BY THE SELLING SHAREHOLDERS FROM GLOBAL CONCEPTS IS LIKELY TO REDUCE THE MARKET PRICE OF GLOBAL
CONCEPTS' SHARES.

     Two of the Selling Shareholders (Cornell Capital Partners and The Margolies Family Trust) hold debentures that they may convert into a total of 31,289,473 Global Concepts shares, based on current market prices for our shares. Cornell Capital Partners also holds a warrant to purchase up to 5 million shares at $.25 per share. Finally, Global Concepts and Cornell Capital Partners are parties to a Standby Equity Distribution Agreement that permits Global Concepts to sell shares to Cornell Capital Partners for up to $5,000,000. We have included 39,572,615 shares in this prospectus for that purpose. We expect that each of these Selling Shareholders will promptly resell into the public market any shares it acquires under any of these arrangements. The total of 75,862,088 shares that may be sold into the market in this way would nearly double the number of outstanding shares of Global Concepts common stock. Future resales of that quantity of shares by the Selling Shareholders would be likely to reduce the market price of Global Concepts' common stock.

     SALES OF OUR COMMON STOCK BY CORNELL CAPITAL PARTNERS DURING THE PRICING PERIOD COULD REDUCE THE MARKET PRICE AND THE PRICE THAT CORNELL PAYS FOR ITS SHARES.

     When Global Concepts notifies Cornell Capital Partners that it intends to sell shares to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will usually promptly commence to sell shares into the public market. The price that Cornell Capital Partners pays Global Concepts for the shares will be based on the lowest daily market price during the five trading days after Global Concepts gives that notice. Since the sales by Cornell Capital Partners may reduce the market price, they may have the effect of reducing the price that Cornell Capital Partners pays to Global Concepts for the shares.

     GLOBAL CONCEPTS WILL BE QUOTED ON THE OTC BULLETIN BOARD FOR
THE IMMEDIATE FUTURE.

     Global Concepts does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Global Concepts common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     ONLY A SMALL PORTION OF THE INVESTMENT COMMUNITY WILL PURCHASE "PENNY STOCKS" SUCH AS GLOBAL CONCEPTS COMMON STOCK.

     Global Concepts' common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share.
Global Concepts' common stock also meets most common definitions of a "penny stock," since it trades for less than $1.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for Global Concepts' common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

                          YOU SHOULD NOT RELY ON
                        FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to return CLTA and SLATE to profitability, our plans to enter the market for home medical diagnostic kits, and our plans to penetrate the market for non-medicinal beauty aids. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Global Concepts in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as factors we
have not foreseen.   In addition, changing circumstances may cause us
to determine that a change in plans will be in the best interests of Global Concepts.
                                    -9-

                              DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                              CAPITALIZATION

     Our authorized capital stock consists of 500,000,000 shares of
common stock and 5,000,000 shares of preferred stock.   There are
98,116,429 shares of our common stock outstanding and no shares of preferred stock outstanding.

     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Global Concepts is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments.
There are no redemption or sinking fund provisions applicable to the common stock.

     Preferred Stock

     The Board of Directors is authorized to issue the preferred stock in one or more classes, and to designate the preferences, limitations, and relative rights of each class. The authority given to the Board of Directors permits the Board to issue preferred stock with voting rights and liquidation rights superior to those of the holders of common stock, if the Board believes such an issuance would be in the best interest of Global Concepts.

     Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin
Board under the trading symbol "GCCP." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the last ten calendar quarters.

                                         Bid
                                         ---
Period:                          High           Low
                                 ----           ---
Jan. 1, 2003 - Mar. 31, 2003    $  .01        $  .01
Apr. 1, 2003 - June 30, 2003    $  .01        $  .01
July 1, 2003 - Sep. 30, 2003    $  .01        $  .01
Oct. 1, 2003 - Dec. 31, 2003    $  .01        $  .01

Jan. 1, 2004 - Mar. 31, 2004    $  .01        $  .01
Apr. 1, 2004 - June 30, 2004    $  .44        $  .01
July 1, 2004 - Sep. 30, 2004    $  .19        $  .05
Oct. 1, 2004 - Dec. 31, 2004    $  .14        $  .04

Jan. 1, 2005 - Mar. 31, 2005    $  .07        $  .03
Apr. 1, 2005 - June 30, 2005    $  .19        $  .04


     Our shareholders list contains the names of 99 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 600.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                 American Registrar and Transfer Company
                              P.O. Box 1798
                        Salt Lake City, UT 84110


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


RESULTS OF OPERATIONS

     CLTA and SLATE carry on their business operations in Euros. In the following discussion, the financial results realized by CLTA and SLATE have been expressed in U.S. Dollars at the conversion rate in effect during the relevant period. The conversion rate during the past twelve months has been approximately 0.8 U.S. Dollars to 1 Euro. Any gain or loss realized by reason of the exchange of Euros into Dollars for accounting purposes is recorded in the equity section of the balance sheet as "other comprehensive income."

     Six Months Ended June 30, 2005 compared to
     Six Months Ended June 30, 2004

     In the second half of 2004 Global Concepts acquired its first three operating subsidiaries: Advanced Medical Diagnostics LLC, Compagnie Logistique de Transports Automobiles ("CLTA"), and J&J Marketing, LLC. Its fourth, Societe Lyonnaise d'Affretement et de Transports European ("SLATE") was not acquired until July 2005, and so has not affected our reported financial results. Advanced Medical
Diagnostics has not generated any revenue to date.   The revenue and
expenses of J&J Marketing are negligible. Accordingly, the results of operations reported for the first six months of 2005 effectively represent the results of CLTA. The results of operations for the first six months of 2004 represented consulting services provided by Global Concepts' management, and are not comparable to the 2005 operations.

     During the six months ended June 30, 2005, the Company reported gross revenue of $21,282,000, almost entirely from CLTA. It incurred $17,514,000 in direct costs in producing those revenues, yielding a gross profit of $3,768,000. The gross margin of 17.7% realized in the period was typical of the margin that can be expected from the services performed by CLTA for Peugeot and Citroen, since those revenues are primarily realized from a fixed price contract, as well as from those performed for CLTA's air freight delivery customers, since those too are under contract. In July, however, the Company acquired SLATE and is engaged in integrating SLATE with its existing French operations. SLATE's operations have some overlap with CLTA's auto distribution services, but under different contracts. The effect that SLATE will have on the Company's gross margin, therefore, cannot be predicted at this time.

     The operations of CLTA yielded a net profit of $1,633,000. However, because Global Concepts owned only 82% of the capital stock of CLTA on June 30, 2005 (increased from 60% at December 31, 2004), a reduction of $294,000 attributable to the "minority interest" was recorded on Global Concepts' statements of operations.

     Global Concepts incurred an "interest expense" of $530,000 during the first quarter of 2005. Approximately $150,000 was attributable to the value of the beneficial conversion feature in the $1,500,000 note issued to Cornell Capital Partners during the quarter. In addition, $200,000 of the interest expense was attributable to amortization of the discount given to Cornell Capital Partners when it purchased the note from Global Concepts for $900,000. The remaining $400,000 of the discount will be similarly expensed over the life of the note. The note was scheduled to terminates on January 26, 2006. In August, however, Global Concepts and Cornell Capital Partners refinanced the note, replacing it with a note that terminates on February 1, 2007.

     During the first half of 2005 the Company issued 23,571,000 shares of its common stock to employees and consultants. The market value of those shares represent expenses of the Company. A portion of the expense was incurred in the sixth months ended June 30, 2005, including $234,000 attributable to shares issued to consultants, as well as a portion of the $2,244,000 "selling, general & administrative" expense incurred in the six months ended June 30, 2005. After taking those expenses into account, Global Concepts realized a net income of $466,000 for the six months ended June 30, 2005.

     A portion of the common stock issued to consultants during the first six months of 2005 was compensation under two year contracts. The market value of those shares has been recorded as a reduction to equity identified as "prepaid consulting." In addition, a portion of the shares issued to employees has been recorded as a reduction to equity identified as "deferred compensation." The aggregate of $1,030,000 in deferred compensation and prepaid consulting on Global Concepts' balance sheet at June 30, 2005 will be expensed in future periods when Global Concepts expects to realize the benefit of the consulting or employment services.

     Year Ended December 31, 2004 compared to
     Year Ended December 31, 2003

     Effective as of June 30, 2003, the Company terminated the operations of Xcalibur Xpress, the only operation which had been continuing prior to that date. The Company liquidated the assets of Xcalibur Xpress and used the proceeds to reduce its debts. In its financial statements for the first nine months of 2003 the Company recorded a $357,046 "loss from discontinued operations of subsidiary."

     The only revenue recorded by the Company for the first nine months of 2004 was $10,350 that it was paid for consulting services rendered. Between June 1, 2004 and October 1, 2004, however, the Company acquired three new businesses: Advanced Medical Diagnostics LLC, Compagnie Logistique de Transports Automobiles ("CLTA"), and J&J Marketing, LLC. Advanced Medical Diagnostics has not generated any
revenue to date.   CLTA and J&J Marketing were acquired on October 1,
2004 and, accordingly, their financial results for the fourth quarter of 2004 are reflected in the Company's consolidated financial statements for 2004.
                                    -13-

     The financial results from J&J Marketing for the fourth quarter of 2004 were negligible: it obtained $8,000 in revenue and generated $3,000 in net pre-tax income. Therefore, the results of operations reported for 2004 effectively represent the results of CLTA.

     During the three months ended December 31, 2004, CLTA obtained gross revenue of $5,278,000. It incurred $4,208,000 in direct costs in producing those revenues, yielding a gross profit of $1,070,000. CLTA's operating expenses exceeded its gross profit, however, which led to an operating loss of $92,000 from CLTA for the quarter. The loss was incurred primarily because CLTA's gross profit for the period barely exceeded its labor costs, which currently represent over 47% of CLTA's expenses. Because French labor laws provide workers extensive job protection, it will be difficult for CLTA to significantly reduce its labor costs. In order to be profitable, CLTA will have to increase its revenue to a point at which it can utilize its labor force efficiently. The new contract that CLTA signed with its primary customer for 2005 provides for a sizeable increase in revenue. The profits realized by CLTA in the first half of 2005 indicate that it has begun to achieve an efficient level of operations. We do not know yet, however, whether these efficient operations can be continued for the long-term.

     Although CLTA realized a net loss of only $123,000 for the fourth quarter, Global Concepts realized a net loss of $3,955,000 for the year. This occurred, for the most part, as a result of Global Concepts' practice of issuing its common stock for services and to settle debt. Because it had little cash for most of 2004, Global Concepts settled some of its larger debts by issuing stock. This resulted in an expense of $3,662,000 attributable to stock-based compensation. Because of that expense, Global Concepts incurred a net loss of $3,955,000 for 2004.

     Other Subsidiaries

     Societe Lyonnaise d'Affretement et de Transports European
     ---------------------------------------------------------

     In July 2005 Global Concepts acquired ownership of SLATE, which is engaged in a business similar to CLTA's business. Because SLATE was not owned by Global Concepts during the first half of 2005, its financial results are not consolidated with those of Global Concepts, and will not be until results for the third quarter of 2005 are reported. Management of SLATE have provided us with financial statements indicating that during the first three months of 2005 SLATE obtained $3,209,000 in revenue, on which it realized $32,336 in pre-tax income. SLATE's results for the three months ended December 31, 2004 were similar. Accordingly, we expect that SLATE will initially add approximately those amounts to our quarterly revenue and income. However, we have already initiated a program to streamline SLATE's operations and consolidate its management with CLTA's management, thus reducing expenses. Our expectation for the long-term is that a similar level of revenues in SLATE can be made to produce substantially greater income.

     Advanced Medical Diagnostics
     ----------------------------

     Advanced Medical Diagnostics continues to develop its network of affiliations worldwide. It has not recorded any revenue to date, as all shipments of goods have been for testing purposes only. At the same time, however, it incurs little expense, since most of the individuals working on behalf of Advanced Medical Diagnostics are working in the expectation of sales commissions or other contingent compensation.

     When sales do commence, Advanced Medical Diagnostics expects to realize a gross margin of approximately 40% on sales of its HIV (1+2) Rapid Self-Test Kit. That estimate is based on the terms of our contract with our manufacturer in China, our plan to pass shipping costs along to our customers, and our expectations regarding commissions and sales costs we will incur. If our assumptions are not realized, our expectation regarding gross margin will have to be altered.

     Until we obtain capital resources that can be dedicated to Advanced Medical Diagnostics, we will have to secure the credit needed to manufacture goods by assigning the credits given to us by our customers to secure their orders. This could significantly delay sales and cash flow.

     J&J Marketing
     -------------

     J&J Marketing's financial results to date reflect the difficulty of engaging in the personal care products business without a distribution network. The fact that our Savage Beauty products can be found in 75 stores nationwide indicates the attractiveness of the product. But the fact that we have been able to sustain operations only by increasing our payables indicates how inefficient it is to sell the products direct to stores in small quantities, as we have done to date.

     In order for J&J Marketing to become efficient, funds need to be committed to production of a sufficient inventory that we can retain a national-base distributor to provide warehousing and fulfillment services. That association would increase the profitability of each of our sales many-fold. We are actively pursuing both a national-base distributor and the necessary financing sources, but have not to date secured any commitment.

LIQUIDITY AND CAPITAL RESOURCES

     Global Concepts at June 30, 2005 had a working capital deficit of $2,269,000, in part due to liabilities in excess of $1.2 million continuing from the period prior to its acquisition of CLTA. CLTA itself has adequate working capital to carry on its operations, primarily because Global Concepts has incurred debt in the past several months to fund contributions to the capital of CLTA.

     In November, 2004, and January and August 2005 Global Concepts borrowed $1,800,000 from Cornell Capital Partners, primarily to fund our acquisition of CLTA, the purchase of a fleet of vehicles for use by CLTA, and our acquisition of SLATE. Because Global Concepts is unable to borrow on conventional terms, it was forced to give Cornell Capital Partners a note in the principal amount of $2,500,000 in exchange for the $1,800,000 loan. The note bears interest at 12% per annum. Monthly payments will be due on that note commencing no later than January 1, 2006 and ending on February 1, 2007. The monthly payments will be equal in amount. The amount of the monthly payment will be determined by dividing the aggregate amount payable during the term of the debenture by the number of months from the first payment date to February 2007.

     The note purchased in January 2005 required Global Concepts to pay $1,500,000 to Cornell Capital Partners along with interest at a rate of 12% per annum. However, the note was recorded on our balance sheet at the purchase price paid for it by Cornell Capital Partners - $900,000 included in the liability labeled "Promissory note."
Because Global Concepts sold the note to Cornell Capital Partners at a substantial discount from the principal amounts of the notes, a portion of the note is accounted for as a "discount" and does not appear on the balance sheet. At June 30, 2005 the aggregate amount of unamortized discounts on the two notes was $350,000. This amount would be amortized over the term of the note, and would be recognized as interest expense when it is amortized. Accordingly, the interest rate on the notes, while stated to be 12%, actually exceeded 78%.
The January note was exchanged as partial consideration for the $2,500,000 note issued in August 2005. The aggregate discount on the new note was $700,000, yielding an effective interest rate of approximately 36%.

     In order to satisfy our debt to Cornell Capital Partners we have entered into a "Standby Equity Distribution Agreement" with Cornell Capital Partners. The Standby Equity Distribution Agreement becomes effective when we provide Cornell Capital Partners with a prospectus that will permit it to resell to the public any shares it acquires from Global Concepts. During the two years after the Securities and Exchange Commission declares that prospectus effective, Global Concepts may demand that Cornell Capital Partners purchase shares of common stock from Global Concepts. Global Concepts may make a demand no more than once every five trading days. The maximum purchase price on each demand is $250,000. The Standby Equity Distribution Agreement recites that Global Concepts may demand from Cornell Capital Partners up to $5,000,000 during its term. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 95% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Global Concepts. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Global Concepts, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Global Concepts outstanding shares, or (c) the representations made by Global Concepts in the Agreement prove to be untrue.

     Our plan is to sell common stock to Cornell Capital Partners in order to meet our debt service obligations. This will result in a significant increase in our outstanding common stock. At the closing market price of $.133 per share on August 11, 2005, satisfaction of our entire debt to Cornell Capital Partners would require that we issue over 20 million shares. However, the influx of shares in that quantity into the market is likely to result in a reduction in the market price for our common stock. Therefore it is likely that considerably more shares will have to be sold in order to satisfy our obligations to Cornell Capital Partners.

     Global Concepts also owes $2,499,000 to the family of its founder, resulting from loans made to fund the operations of Global Concepts during the past five years. That debt is now represented by a debenture bearing interest at 6% that is convertible into common stock at the market price. The principal and interest on the debenture are payable on January 1, 2009.

     Global Concepts realized net cash flow of $751,000 during the first six months of 2005, entirely from the operations of CLTA. However, because CLTA is currently expanding its operations, it has significant working capital requirements. Therefore, to date CLTA has made no cash distributions to Global Concepts other than a monthly management fee of $10,000. This situation severely limits the ability of Global Concepts to settle the obligations that remain from prior years. Because of these liabilities, the financial condition of Global Concepts will remain unstable until it is able to leverage its ownership of CLTA into a source of significant liquidity, either through enhanced cash flow from CLTA or financing based on its interest in CLTA.

OFF BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for 2004, there were three estimates made which were (a) subject to a high degree of uncertainty and (b) material to our results:

     * Our determination, detailed in Note 3 to the Consolidated Financial Statements for 2004, that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when Global Concepts would commence profitable operations.

     * Our determination, referred to in Note 9 to the Consolidated Financial Statements for 2004, concerning the allowance for doubtful accounts that we maintain. As needed based on each customer's circumstances, we reserve an allowance for losses we may incur as a result of the customer's inability to make required payments. Any increase in the allowance results in a corresponding increase in our general and administrative expenses. In establishing this allowance, and then evaluating the adequacy of the allowance for doubtful accounts each quarter, we analyze historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. If the financial condition of one or more of our customers deteriorates, resulting in their inability to make payments, or if we otherwise underestimate the losses we incur as a result of our customers' inability to pay us, we could be required to increase our allowance for doubtful accounts which could adversely affect our operating results.

     * Our determination, described in Note 6 to the Consolidated Financial Statements for 2004, regarding the allocation of the purchase price of CLTA among liquid assets, fixed assets and goodwill. We made a preliminary allocation based on results to date, but will finalize the allocation as we accumulate more historical information on which to base a determination as to the fair value of the assets acquired. If our final determination results in an increased allocation to goodwill, and we determine that the goodwill is impaired, we could incur a write-down of the book value in 2005 (depending on our determination of the fair value of the goodwill), which would adversely affect our operating results.

     We have made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2004.

                               BUSINESS

     Global Concepts, Ltd. was organized in 1998 under the name "Transportation Logistics Int'l, Inc." During its first five years, it was engaged in a number of transportation-related businesses. Those were gradually terminated or sold, and in July 2003 the last of our subsidiaries terminated operations. Since July 2003 we have changed our corporate name, and expanded our focus. We have been investigating business opportunities in a wide variety of fields, and we continue to do so. Since June 2004 we have invested in four businesses, each of which is now a subsidiary of Global Concepts. These four are now the business operations of Global Concepts.

     Our parent company, Global Concepts, has only three employees: our Chairman, our Secretary, and his administrative assistant. The executive offices of Global Concepts are leased from the family of our Secretary, Michael Margolies, for a fee of $1,000 per month.

     COMPAGNIE LOGISTIQUE DE TRANSPORTS AUTOMOBILES

     On October 1, 2004 Global Concepts acquired sixty percent (60%) of the capital stock of Compagnie Logistique de Transports Automobiles ("CLTA"). Since that time Global Concepts has increased its interest in CLTA to 82% by making capital contributions of $800,000 to CLTA. The remaining 18% is owned by four French individuals, two of whom are the senior management of CLTA. CLTA is a French corporation whose executive offices are located in Nugent sur Oise, France. Pursuant to a shareholders agreement made in October 2004, the five person board of directors of CLTA consists of three individuals appointed by Global Concepts and two appointed by the other owners of CLTA.

     Since mid-2003 CLTA has been engaged in the business of warehousing, finishing, and distributing new automobiles in France. Over 42% of CLTA's auto distribution business arises from its contract with Compagnie d'Affretement et de Transport ("CAT"), the company responsible for all distribution of Peugeot and Citroen automobiles in Europe. Another 32% of its revenue arises from a contract with Jefco, a subsidiary of Peugeot. Under these arrangements, CLTA warehouses the newly-manufactured Peugeots and Citroens, completes the final dealer preparation work before the automobiles are delivered, and delivers the automobiles to dealerships throughout Europe. CLTA also performs brake installation and testing of new cars for Peugeot. CLTA currently performs about 4% of the distribution work required by CAT. Because CLTA has increased its fleet of trucks during 2005 and has obtained an affiliation with SLATE that will make other trucks available, CLTA believes that its share of CAT's distribution business can increase in coming months.

     The 26% of CLTA's auto distribution revenues that are not attributable to CAT or Jefco are obtained though auto distribution contracts with approximately 20 other customers. CLTA is actively pursuing expansion of its customer base, in order to reduce its dependence on the CAT/Jefco relationship.

     In February 2005, CLTA entered into a second line of business: intermodal ground transportation of freight for companies engaged in the air freight business. CLTA purchased a fleet of 247 tractor-trailers in February, and solicited intermodal transportation business from the customers of a disbanded transporter named Trans Cuisinier. As a result, CLTA now provides delivery services in France for customers such as DHL, Federal Express and UPS. Most of the business involves making bulk deliveries from the port where the air service unloads to the distribution centers where the freight is dispatched for local delivery. In recent months, this intermodal delivery business has generated approximately half of CLTA's revenues.

     CLTA currently owns or leases a fleet of 93 car-carriers and 276 tractor-trailers as well as 38 other vehicles used in its warehousing and preparation activities. CLTA's immediate plans are to expand its fleet of auto transporters in order to increase its share of CAT's distribution business. CLTA is also actively pursuing other firms in the same or similar business as potential acquisition targets, its goal being to accomplish the same end as purchasing a larger fleet. Since the business potential from its relationship with CAT is considerable, CLTA has no immediate plans to initiate any other lines of business.

     CLTA's largest expense, after rent, labor and fuel oil, is insurance. CLTA is currently maintaining policies with three insurers, and pays over 288,000 Euros (@ $346,000) in premiums.

     CLTA's administrative offices and its warehousing location are located in a facility leased by CLTA in Chambly, France for a term ending June 2013. CLTA pays a monthly rental of 14,000 Euros, plus a rental tax of 2,744 Euros (approximately $20,400 total). CLTA also has long-term leases for two parking facilities in Nantouil. The leases expire in 2010, and require a monthly payment of 7,654 Euros (@ $9,200).
                                    -19-

     CLTA currently has 128 full-time employees. None of them is represented by a union. They are, however, protected by French labor laws, which provide labor protections from termination of benefits and discharge that are not generally available under U.S. law.

     SOCIETE LYONNAISE D'AFFRETEMENT ET DE TRANSPORTS EUROPEANS

     On July 1, 2005 Global Concepts purchased 80% of the capital stock of Societe Financiere Hauville. The remaining 20% were acquired by Dominique DeMaio, the President and part-owner of CLTA. Societe Financiere Hauville owns 99.9% of Societe Lyonnaise d'Affretement et de Transports Europeans ("SLATE"). The purchase price was 700,000 Euros (approximately $840,000), payable in installments, the last installment being due on June 30, 2006. Global Concepts also agreed to repay loans of $120,000 made to SLATE by its prior owner.

     SLATE operates a fleet of 78 car-carriers from nine terminals throughout France. The fleet is utilized in the distribution of newly-manufactured vehicles. 85% of SLATE's revenues are obtained under contracts with CAT and Jefco, the same entities that provide 74% of CLTA's revenues. SLATE earns the remaining 15% of its revenues by acting as a sub-contractor to other auto distributors.

     Although SLATE realized approximately $12 million in annual revenue, it was unprofitable in 2004 and only marginally profitable during the first five months of 2005. Global Concepts intends to improve its profitability by reducing its expenses. Already management of SLATE and CLTA have been consolidated, substantially reducing SLATE's overhead. CLTA management has begun to introduce at SLATE new purchasing and contract pricing policies, designed to assure that the business SLATE contracts to accomplish will be profitable business. Our goal is to make the combination of CLTA and SLATE greater than the sum of its parts.

     ADVANCED MEDICAL DIAGNOSTICS, LLC

     Advanced Medical Diagnostics LLC was organized in the Fall of 2003. In June 2004 Global Concepts acquired 100% of the equity in Advanced Medical Diagnostics.

     Advanced Medical Diagnostics has developed a kit which enables an individual to test his or her blood for evidence of HIV infection.
The test is manually-performed and visually read. It can be completed in less than 15 minutes with the blood obtained from a finger puncture. Properly utilized, the test will identify the presence of HIV-1 infection and/or HIV-2 infection with over 99% accuracy.

     Human Immunodeficiency Viruses type 1 and type 2 ("HIV") are etiological agents of the acquired immunodeficiency syndrome ("AIDS"). HIV has been isolated from patients with AIDS, AIDS-related complex, and from healthy individuals at high risk for AIDS. Infection with HIV is followed by an acute flu-like illness. This phase may remain unnoticed and the relationship to HIV infection may not be clear in many cases. The acute phase is typically followed by an asymptomatic carrier state, which progresses to clinical AIDS in about 50% of infected individuals within ten years after seroconversion. Serological evidence of HIV infection may be obtained by testing for HIV antigens or antibodies in serum of individuals suspected of HIV infection. Antigens can generally be detected only during the acute phase and during the symptomatic phase of AIDS. Antibodies to HIV-1 and/or HIV-2 can be detected throughout virtually the total infection period, starting at or shortly after the acute phase and lasting until the end stage of AIDS. Therefore the use of highly sensitive antibody assays is the primary approach in serodiagnosis of HIV infection.

     Our "HIV (1+2) Rapid Self-Test Kit" contains an immunoassay for the qualitative detection of antibodies to HIV-1 and HIV-2 in human whole blood. The test is comprised of a single use test device and a single use vial containing a pre-measured amount of a buffered developer solution. Each component is sealed in separate compartments of a single couch to form the test. A fingerstick whole blood specimen is collected and transferred into the sterile pipette, two drops from the pipette are deposited into the well of the test cassette. Two drops of the developed solution are then added to the test cassette well. As the diluted specimen flows through the test cassette, it re-hydrates the protein-A gold colorimetric reagent contained in the device. As the specimen continues up the strip, it encounters the T zone. If the specimen contains antibodies that react with the antigens immobilized on the nitrocellulose membrane, a reddish-purple line will appear, indicating the presence of antibodies to HIV in the specimen.

     Advanced Medical Diagnostics owns no proprietary technology.
The components of its HIV (1+2) Rapid Self-Test Kit are available to the public, and their utility for testing the presence of HIV infection is well-known. What Advanced Medical Diagnostics has added to the progress of medicine in this area is to organize the components into a kit that Advanced Medical Diagnostics is able to market profitably at a wholesale price of $5.20. To develop the kit, Advanced Medical Diagnostics has spent approximately $80,000 on research and development.

     The relatively low price of the kit makes it particularly attractive in the "Third World" countries of Africa, Asia and Latin America. In many of these countries AIDS is rapidly becoming a social and economic catastrophe. Still other countries in these regions are seeking pro-active solutions to prevent the spread of AIDS. For this reason, Advanced Medical Diagnostics has been engaged in active discussions with governments in each of these regions regarding distribution of the kit. Late in 2004 both China and Peru approved the kit for sale in their countries. Others are expected to follow. To date, however, we have received only preliminary orders for testing quantities of the kits, which do not produce significant revenues.
                                    -21-

     Advanced Medical Diagnostics has no plans to seek approval to market the HIV (1+2) Rapid Self-Test Kit in either the United States or the European Union. The cost of obtaining approval in these countries precludes us from doing so. Our market for the foreseeable future will include Asia, Africa and Latin America only. We have engaged dealers in each of those regions to market the HIV (1+2) Rapid Self-Test Kit, primarily to governments and non-governmental-organizations.

     The HIV (1+2) Rapid Self-Test Kit is manufactured for Advanced Medical Diagnostics by a single contractor located in China. Our arrangement with the manufacturer requires that we post a letter of credit in the amount that we will pay for the kits. We are not able at this time, therefore, to maintain an inventory of kits, but must manufacture to order using our customer's credit to support our credit.

     Advanced Medical Diagnostics employs four individuals, none of whom is employed full-time. It will add additional employees as sales warrant. Its offices are located in an office building in East Orange owned by members of its management, and are provided free-of-charge.

     J & J MARKETING, LLC

     On October 1, 2004 Global Concepts acquired 80% of the equitable interest in J&J Marketing. The remaining 20% is owned by the founders of J&J Marketing, Jane and Michael Schub.

     J&J Marketing produces and sells a line of six skin care products, including cleanser, facial scrub, toner, moisturizer, lifting mask, and moisturizing eye serum. The products are all natural with many organic ingredients. They are free of chemicals and preservatives.
J&J Marketing sells them under the trademark "Savage Beauty."

     The market for personal care products in the United States is dominated by a small number of industry giants, such as Avon, Proctor & Gamble, and Estee Lauder. Entry into that market is extremely difficult. J&J Marketing is seeking to enter the portion of that market devoted to natural and organic products, a niche which is more hospitable to small start-up brands. Nevertheless, even in that niche, J&J Marketing will face a considerable number of well-established brands, such as Kiss My Face, Weleda and Dr. Hauska that have already developed a presence in the market and can apply substantial financial resources to the task of preserving their market position.

     J&J Marketing will attempt to compete in this market by combining an emphasis on the purity of its contents with sophisticated product packaging. Our goal is to present a product that is equally at home in health food store or a luxury boutique, thus differentiating our products from the more "earthy" character often associated with natural products. We are also seeking to build a place in the market by developing advantageous marketing relationships with brokers and independent sales representatives, and the kind of specialty stores where the style of our products will be advantageous. Our largest customer to date, for example, has been the specialty food chain, Whole Foods Market.
                                    -22-

     J&J Marketing commenced operations in 2002, as a part-time activity of its founders, Jane and Michael Schub. With the acquisition of J&J Marketing by Global Concepts in October 2004, our plan is to secure the funding that will enable this business to expand into a substantial business operation. To date we have marketed our products direct to stores, since we lacked sufficient inventory to permit us to engage a distributor. Now, however, J&J Marketing is engaged in redesigning our packaging in a manner which will substantially reduce production costs. This redesign will then be implemented in a production run of each product that will enable us to engage one or more distributors for Savage Beauty . Once we have a distributor engaged, we will be able to market to the larger mass market retailers.

     Our products are manufactured to our order by an FDA- approved manufacturer located on Long Island. We have not incurred any research and development expense, since product formulation was carried out by our previous manufacturer under our direction. We presently carry a $2 million product liability policy, which we consider sufficient for our current level of operations.

     The operations of J&J Marketing are conducted from offices in New York State provided by Jane and Michael Schub free of charge. Until we obtain funds sufficient to expand our operations, Jane and Michael Schub will remain the only employees of J&J Marketing, and neither of them will be employed on a full-time basis.


                              MANAGEMENT

     The officers and directors of the Company, as well as the President of our principal subsidiary are identified in the following table. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

                                                                     Director
     Name                     Age      Position with the Company     Since
     ------------------       ----     -------------------------     --------
     Eduardo Rodriguez        43       Chairman, Chief Executive     2005
                                        Officer, Chief Financial
                                        Officer
     Michael Margolies        77       Secretary, Director           2000
     Dominique DiMaio         44       President of CLTA              --


     Eduardo Rodriguez has served as Chief Executive Officer of Global Concepts since March 2005. Mr. Rodriguez also serves as Chief Executive Officer of Headliners Entertainment Group, Inc. (OTCBB:
HLEG), which is engaged in the business of operating comedy clubs and dance clubs throughout the United States. Mr. Rodriguez has been the Chief Executive Officer and a member of the Board of Directors of Headliners since 1999.

     Michael Margolies organized our first business operations in 1998. Mr. Margolies served as our Chief Executive Officer from 1998 until March 2005. Mr. Margolies previously served as Chief Executive Officer of U.S. Transportation Systems, Inc. from its creation in 1975. USTS was a NASDAQ-listed holding company involved in a diversified group of transportation-related businesses (e.g. bus
charters, freight-hauling, bus leasing, limousines).   Mr. Margolies
left USTS in 1998 when it was sold to Precept Business Services, Inc. for approximately $43 million. Mr. Margolies currently also serves as a member of the Board of Directors of Headliners Entertainment Group, Inc. (OTCBB: HLEG).

     Dominique DiMaio has been the President and Chief Executive Officer of CLTA since it emerged from reorganiztion proceedings in 2004. From 2002 to 2004 Mr. DiMaio was the Director of Administration and Finance of ISO Services, a construction company in Boulogne France. In that position he was responsible for internal management as well as relations with financial institutions. From 1996 to 2002 Mr. DiMaio served as Director of Finance for A.C.M.M., a company engaged in metallic constructions in Saint Maurice, France.

AUDIT COMMITTEE; COMPENSATION COMMITTEE

     The Board of Directors of Global Concepts does not have an audit or a compensation committee. The Board of Directors also does not have an audit committee financial expert. The Board of Directors has not been able to recruit an audit committee financial expert to join the Board of Directors because the Company has only in 2005 appeared to have financial viability.

CODE OF ETHICS

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

EXECUTIVE COMPENSATION

     This table itemizes the compensation we paid to Michael Margolies, who served as our Chief Executive Officer during 2004. There was no other officer whose salary and bonus for services rendered during the year ended December 31, 2004 exceeded $100,000.

                                 Compensation
                                 Year  Salary    Stock Grant
                                 ----  ------    -----------
     Michael Margolies.......    2004   $ 0
                                 2003     0
                                 2002     0             (1)

________________________

(1) Mr. Margolies received a restricted stock grant of 10,000,000 shares during 2002. The restrictions were removed at the beginning of 2004.

     Employment Agreements

     On March 7, 2005 Global Concepts entered into a "Joint Management Agreement" with Headliners Entertainment Group, Inc., Eduardo Rodriguez, Michael Margolies, The Rodriguez Family Trust and The Margolies Family Trust. The Joint Management Agreement contained the following provisions relevant to Global Concepts:

     - The Rodriguez Family Trust and The Margolies Family Trust agreed to organize a limited liability company - G&H Management, L.L.C.. The Trusts, as well as Rodriguez and Margolies, will contribute their Global Concepts shares to G&H Management on August 15, 2005. Global Concepts will pay a fee of $5,000 per month to G&H Management in compensation for the services of Rodriguez and Margolies.

     -  Global Concepts entered into a five year Employment
        Agreement with Rodriguez.

     - Margolies resigned from his position as Chairman of Global Concepts.

     - Global Concepts entered into a five year advisory agreement with Margolies.

     - Rodriguez and Margolies agreed that they would each serve as members of Global Concepts' Board of Directors. They also agreed to elect a third member, to be nominated by Rodriguez. The third board member has not yet been chosen.

     - Global Concepts, Rodriguez and Margolies agrees that until the death of Rodriguez or Margolies, the compensation and benefits paid by Global Concepts to Rodriguez will equal the compensation and benefits paid by Global Concepts to Margolies.

     Global Concepts' Employment Agreement with Rodriguez provides that he will serve as President. His compensation will be $100,000 per annum. The fee payable to Rodriguez will continue for the term of the agreement, notwithstanding Rodriguez' death or disability. The agreement terminates on January 31, 2010, except that Rodriguez covenanted that for one year after termination he will not engage in activities that are competitive with Global Concepts.

     Global Concepts' Advisory Agreement with Margolies provides that he will consult with the Board of Directors and the President on matters of business development, investor relations public relations and finance. Global Concepts will pay Margolies a fee of $100,000 per annum and provide him the same benefits as are provided to Global Concepts' executive officers. The fee payable to Margolies will continue for the term of the agreement, notwithstanding Margolies' death or disability. The agreement terminates on January 31, 2010, except that Margolies covenanted that for one year after termination he will not engage in activities that are competitive with Global Concepts.

     Stock Purchase Warrants

     In April 2005 Global Concepts granted to Eduardo Rodriguez and Michael Margolies a three-year warrant to purchase 40,000,000 shares of common stock at $.05 per share. The warrant was issued in consideration of past services by Messrs. Rodriguez and Margolies. They immediately assigned the warrant to G&H Management LLC. In August 2005 Global Concepts and G&H Management agreed to terminate the warrant.

     In August 2005 Global Concepts issued a warrant to Eduardo Rodriguez and Michael Margolies, which they assigned to G&H Management, LLC. The warrant was issued in consideration of past services by Messrs. Rodriguez and Margolies. The warrant gives G&H Management the right to purchase 25 million shares of Global Concepts common stock at $.12 per share, which was the market price on the day of grant. The warrant will terminate on July 31, 2008.

     Compensation of Directors

     Our directors are reimbursed for out-of-pocket expenses incurred on our behalf, but receive no additional compensation for service as directors.

     Equity Grants

     The following tables set forth certain information regarding the stock options acquired by the Company's Chief Executive Officer during the year ended December 31, 2004 and those options held by him on December 31, 2004.

           Option Grants in the Last Fiscal Year

                        Percent
                        of total                         Potential realizable
            Number of   options                            value at assumed
            securities  granted to                          annual rates of
            underlying  employees    Exercise               appreciation of
            option      in fiscal    Price     Expiration   for option term
Name        granted     year         ($/share) Date            5%     10%
-----------------------------------------------------------------------------
M. Margolies    0        N.A.         N.A.       N.A.          0       0

                    Aggregated Fiscal Year-End Option Values

              Number of securities underlying  Value of unexercised in-the-money
              unexercised options at fiscal    options at fiscal year-end  ($)
Name          year-end (#) (All exercisable)          (All exercisable)
--------------------------------------------------------------------------------
Michael Margolies             0                              0

RELATED PARTY TRANSACTIONS

     In March 2005 Global Concepts borrowed $400,000 from Headliners Entertainment Group, Inc., and used the proceeds primarily to make additional capital contributions to CLTA. Global Concepts gave a promissory note in the principal amount of $400,000 to Headliners. The note calls for interest at 10% per annum to be paid on the first day of each month, commencing in April 2005, and for the principal to be paid in eleven monthly installments of $33,333 and a final installment of $33,337. Payment of the principal is scheduled to commence on June 1, 2006. Eduardo Rodriguez and Michael Margolies, the members of Global Concepts' Board of Directors, are also members of the Board of Directors of Headliners Entertainment Group, Inc. Eduardo Rodriguez is the Chief Executive Officer of both Global Concept and Headliners.
                                    -26-

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws, as well as Colorado corporation law, provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                          PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of either class of our voting stock;

     *  Eduardo Rodriguez;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 98,116,429 shares of our common stock outstanding on the date of this prospectus. Except as otherwise indicated, we believe that the beneficial owners of the voting stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of voting stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.
                                    -27-

                             Amount and
                             Nature of
     Name and Address        Beneficial           Percentage
     of Beneficial Owner(1)  Ownership            of Class
     ---------------------------------------------------------

     Eduardo Rodriguez       47,997,439 (2)        39.0%
     Michael Margolies       66,789,912 (2) (3)    54.2%

     All officers and
     directors as a
     group (2 persons)       66,789,912 (2) (3)    54.2%

     Kevin Waltzer            8,439,000 (4)         8.6%
     14 Larkspur Lane
     Newtown, PA 18904

(1) Except as otherwise noted, the address of each of these shareholders is c/o Global Concepts, Ltd., 501 Bloomfield Avenue, Montclair, NJ 07042.

(2) Includes 25,000,000 shares that may be purchased by G&H Management L.L.C. upon exercise of the Warrant to Purchase Common Stock issued to it in April 2005. Also includes 22,997,439 other shares owned by G&H Management LLC. Messrs. Rodriguez and Margolies are the managers of G&H Management, and their families own the equity in G&H Management.

(3) Includes 18,789,473 shares that may be acquired by The Margolies Family Trust upon conversion of the Convertible Debenture issued to it in March 2005. The Trustee of the Margolies Family Trust is Mr. Margolies' spouse, and the beneficiaries of the Trust are his spouse and children.

(4)  Includes 2,455,000 shares held by Lisa Waltzer, Mr. Waltzer's spouse.

Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2004.


                           Number of                               Number of
                           securities                              securities
                           to be issued       Weighted             remaining
                           upon               average              available
                           exercise of        exercise             for future
                           outstanding        price of             issunce
                           options,           outstanding          under equity
                           warrants and       optons, warrants     compensation
                           rights             and rights           plans

Equity compensation plans
 approved by security
 holders...................        0               --                0

Equity compensation plans
 not approved by security
 holders*..................        0               --                0

         Total.............        0               --                0


                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by the selling shareholderss. As the selling shareholders acquire and/or resell shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that the selling shareholders intend to sell, reflecting prior resales.


                                      Shares Owned
                               ----------------------------------
                                              Shares Acquired
                              Shares Put by   on Conversion of                                 Shares Owned
                              Global Concepts Debenture or                       Shares        After Offering
Name                          Per SEDA        Exercise of Warrant   Other        Offered       Is Complete
---------------------------------------------------------------------------------------------------------------

Cornell Capital Partners      39,572,615(1)     17,500,000(2)       4,242,424   4,242,424                 0
G&H Management LLC                     -                 -         22,997,439  20,000,000         2,997,439
The Margolies Family Trust             -        18,789,473(3)       2,180,850           0         2,180,850
Michael Seeley                         -                 -          1,000,000   1,000,000                 0
Shazamstocks Inc.                      -                 -          1,321,000   1,321,000                 0
Stanley Chason                         -                 -          5,000,000   5,000,000                 0
Benjamin Perrone                       -                 -          1,000,000   1,000,000                 0
Rosenberg Rich Baker Berman            -                 -            350,000     350,000                 0
Newbridge Securities Corp.             -                 -            353,005     353,005                 0
_____________________________



(1) Represents the maximum number of shares that Global Concepts may sell to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement if the market price of Global Concepts common stock is $.133.

(2) Represents (a) 12,500,000 shares that may be acquired on conversion of the Secured Convertible Debenture and (b) 5,000,000 shares that may be purchased for $.25 per share on exercise of the Warrant to Purchase Common Stock.

(3) Represents shares that may be acquired on conversion of Convertible Debenture if the market price of Global Concepts stock is $.133.

     None of the Selling Shareholders had any relationship with Global Concepts within the past three years, except as follows:

     Cornell Capital Partners, LP
     ----------------------------
     a.  Standby Equity Distribution Agreement - 2004

     On November 16, 2004 Global Concepts signed a Standby Equity Distribution Agreement with Cornell Capital Partners. Global Concepts issued 4,242,424 shares to Cornell Capital Partners on that date to compensate it for entering into the Agreement. On August 1, 2005 Cornell Capital Partners and Global Concepts terminated the Standby Equity Distribution Agreement signed in 2004.

     b.  Standby Equity Distribution Agreement - 2005

     On August 4, 2005 Cornell Capital Partners and Global Concepts signed a new Standby Equity Distribution Agreement dated August 1, 2005. The Agreement provides that during the two years commencing when the Securities and Exchange Commission declares this prospectus effective, Global Concepts may demand that Cornell Capital Partners purchase shares of common stock from Global Concepts. Global Concepts may make a demand no more than once every five trading days. The maximum purchase price on each demand is $250,000. The aggregate maximum that Global Concepts may demand from Cornell Capital Partners is $5,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 95% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Global Concepts. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Global Concepts, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Global Concepts outstanding shares, or (c) the representations made by Global Concepts in the Agreement prove to be untrue.
                                    -30-

     The Standby Equity Distribution Agreement requires that we register the shares for resale by the Cornell Capital Partners. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. Cornell Capital Partners will pay the fees and disbursements of its own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify Cornell Capital Partners and some of its affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, Cornell Capital Partners has agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     c.  Convertible Debentures

     On November 16, 2004 Global Concepts sold to Cornell Capital Partners two 5% Secured Convertible Debentures. Each Debenture was in the principal sum of $200,000. Cornell Capital Partners paid $360,000 for the Debentures, from which it paid a $10,000 fee for Cornell Capital Partner's legal counsel in connection with the Debentures and a $10,000 fee for Cornell Capital Partner's legal counsel in connection with the Standby Equity Distribution Agreement.

     On January 26, 2005 Global Concepts sold to Cornell Capital Partners a Promissory Note. The Promissory Note was in the principal amount of $1,500,000 and bore interest at 12% per annum. In exchange for the Promissory Note, Cornell Capital Partners paid $500,000 and surrendered the $400,000 convertible debentures it acquired in November 2004.

     On August 1, 2005 Global Concepts sold to Cornell Capital
Partners a Secured Convertible Debenture. The Debenture is in the principal amount of $2,500,000. In exchange for the Debenture, Cornell Capital Partners surrendered the $1.5 million Promissory Note issued to it in January 2005 and paid $900,000, from which it deducted a $10,000 fee for Cornell Capital Partner's legal counsel.

     Global Concepts is required to commence payments on the Secured Convertible Debenture on the first day of the month following the earlier of (a) the date when the Securities and Exchange Commission declares this prospectus effective or (b) January 1, 2006. Payments will be made in equal monthly installments through February 1, 2007. Cornell Capital Partners is entitled to convert the debenture into common stock at a price of $.20 per share. However, in the event that Global Concepts commits a material default in its obligations under the Debenture and related documents, the conversion price will be reduced to $.06 per share. Cornell Capital Partners' right to convert the Debenture is limited, however, to the extent that it cannot convert the Debenture into an amount of shares that would cause it to own more than 4.9% of Global Concepts' outstanding shares. Global Concepts' obligations under the Debenture are secured by a pledge of all of Global Concepts' assets.

     The Secured Convertible Debenture has a stated interest of 12%. However, since Cornell Capital Partners paid only $1,800,000 in aggregate cash to acquire the note, the actual interest rate will exceed 36%.

     d.  Warrant to Purchase Common Stock

     In consideration for Cornell Capital Partner's purchase of the Secured Convertible Debenture, Global Concepts issued to Cornell Capital Partners a Warrant to purchase up to 5,000,000 shares of common stock at $.25 per share. The Warrant has a term of three years. The Warrant cannot be exercised to purchase shares which would cause Cornell Capital Partners to own in excess of 4.99% of Global Concepts' outstanding shares.

     G&H Management, L.L.C.
     ----------------------

     G&H Management was organized in March 2005 by the two members of our Board of Directors and their families. Pursuant to the Joint Management Agreement made at that time, Global Concepts pays G&H Management a monthly fee of $5,000 in compensation for the services of Eduardo Rodriguez and Michael Margolies.

     In April 2005 Global Concepts granted to Eduardo Rodriguez and Michael Margolies a three-year warrant to purchase 40,000,000 shares of common stock at $.05 per share. The warrant was issued in consideration of past services by Messrs. Rodriguez and Margolies. They immediately assigned the warrant to G&H Management LLC. In August 2005 Global Concepts and G&H Management agreed to terminate the warrant.

     In August 2005 Global Concepts issued a warrant to Eduardo Rodriguez and Michael Margolies, which they assigned to G&H Management, LLC. The warrant was issued in consideration of past services by Messrs. Rodriguez and Margolies. The warrant gives G&H Management the right to purchase 25 million shares of Global Concepts common stock at $.12 per share, which was the market price on the day of grant. The warrant will terminate on July 31, 2008.


     The Margolies Family Trust
     --------------------------

     The Margolies Family Trust is managed by the spouse of Michael Margolies, the founder of our company. The beneficiaries of The Margolies Family Trust are the members of his family. Throughout the history of Global Concepts, The Margolies Family Trust has loaned money for Global Concepts to use as working capital. At December 31, 2004 the balance of the loan was $2,499,000.

     In March 2005 Global Concepts and The Margolies Family Trust agreed to exchange the debt for a convertible debenture in the principal amount of $2,499,000. The debenture bears interest at 6% per annum. Principal and interest are payable on January 1, 2009. In the meantime, however, the Trust may convert the debenture into Global Concepts common stock at the market price on the date of conversion. However, the Trust may not convert more than $69,417 in any single month.

     Michael Seeley
     --------------

     Mr. Seeley purchased a $200,000 debenture from Global Concepts in 2001. Global Concepts defaulted in paying the debenture, and Mr. Seeley commenced litigation. Global Concepts also commenced a related litigation against the broker who had introduced Mr. Seeley to Global Concepts. In May 2005 the litigations were settled.
Global Concepts agreed to issue to Mr. Seeley 1,000,000 shares of its common stock and to include the shares in this prospectus for resale by Mr. Seeley.
                                    -32-

     Stanley Chason
     --------------

     Mr. Chason was a member of Global Concepts Board of Directors from 2001 until April 2005. In June 2004 Global Concepts issued 1,000,000 common shares to Mr. Chason in compensation for his services. In July 2005 Global Concepts entered into a consulting agreement pursuant to which Mr. Chason will advise management regarding its business plans and financial requirements, and will assist Global Concepts in finding and securing new business opportunities. In compensation for those services, Global Concepts issued 5,000,000 common shares to Mr. Chason and agreed to include the shares in this prospectus for resale by Mr. Chason.

     Shazamstocks Inc.
     -----------------

     Global Concepts entered into a consulting agreement with Shazamstocks Inc. dated May 25, 2005. The agreement provides that for a one year period Shazamstocks will post information concerning Global Concepts on its website and will distribute information to its subscribers. In payment for the services, Global Concepts issued 1,321,000 common shares to Shazamstocks and agreed to include them in this prospectus.

     Benjamin Perrone
     ----------------

     In August 2005, Benjamin Perrone entered into a three year management consulting services agreement with Global Concepts, which issued 1,000,000 shares in consideration for his services.

     Rosenberg Rich Baker Berman & Co.
     ---------------------------------

     Rosenberg Rich Baker Berman & Co. was the independent auditor for Global Concepts from 2001 until December 2004. Upon being replaced as Global Concepts' independent auditor, Rosenberg Rich has performed bookkeeping and accounting services for Global Concepts. In August 2005 Global Concepts issued 350,000 shares to Rosenberg Rich in compensation for its services during 2005.

     Newbridge Securities Corp.
     --------------------------

     Newbridge Securities Corp. acted as advisor to Global Concepts in connection with the Standby Equity Distribution Agreement that Global Concepts made with Cornell Capital Partners in November 2004. In compensation, Global Concepts issued 303,030 shares to Newbridge Securities Corp. Newbridge Securities Corp. also acted as advisor to Global Concepts in connection with the Standby Equity Distribution Agreement that Global Concepts made with Cornell Capital Partners in August 2004. In compensation, Global Concepts issued 49,975 shares to Newbridge Securities Corp.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:
                                    -33-

     *  ordinary brokers' transactions;
     *  transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     *  in other ways not involving market makers or established
     * trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     *  in privately negotiated transactions; or
     *  to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                               LEGAL MATTERS

     The validity of the common stock which the selling shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215.

                                  EXPERTS

     The financial statements of Global Concepts, Ltd. for the year ended December 31, 2004 included in this prospectus and in the registration statement have been audited by Bagell, Josephs & Company, L.L.C., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Global Concepts, Ltd. for the year ended December 31, 2003 included in this prospectus and in the registration statement have been audited by Rosenberg Rich Baker Berman & Company, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.
                                    -36-

                         INDEX TO FINANCIAL STATEMENTS

I.    GLOBAL CONCEPTS, LTD.

1. Audited Financial Statements for the Years
   Ended December 31, 2004 and 2003
                                                                 Pages

Report of Independent Registered Public Accounting Firm          F-1

Report of Independent Registered Public Accounting Firm          F-2

Consolidated Balance Sheet                                       F-3
Consolidated Statements of Operations                            F-4
Consolidated Statements of Comprehensive Income/(Loss)           F-5
Consolidated Statements of Shareholders' Equity/(Deficit)        F-6
Consolidated Statements of Cash Flows                            F-7
Notes to Consolidated Financial Statements                       F-9

2. Unaudited Financial Statements for the Six
   Months Ended June 30, 2005 and 2004

Condensed Consolidated Balance Sheet                             F-19
Condensed Consolidated Statements of Operations                  F-20
Condensed Consolidated Statements of Cash Flows                  F-21
Notes to Condensed Consolidated Financial Statements             F-22

                       BAGELL, JOSEPHS & COMPANY, L.L.C.
                         200 Haddonfield Berlin Road
                         Gibbsboro, New Jersey 08026
                      (856) 346-2828  Fax (856) 346-2882

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of
Global Concepts, Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Global Concept, Ltd. and Subsidiaries (the "Company") as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Concepts, Ltd. and Subsidiaries as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for December 31, 2004 have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has sustained operating losses and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's operating and financing plans in regard to these matters are also discussed in the notes. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ BAGELL, JOSEPHS & COMPANY, L.L.C.
-------------------------------------
BAGELL, JOSEPHS & COMPANY, L.L.C.
Gibbsboro, New Jersey

May 17, 2005

                          Independent Auditors' Report

To the Board of Directors and Stockholders of Transportation Logistics Int'l Inc. and Subsidiaries



We have audited the accompanying consolidated balance sheet of Transportation Logistics Int'l Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive income, shareholders equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transportation Logistics Int'l Inc. and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating loss raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bridgewater, New Jersey
April 9, 2004
                                      /s/ Rosenberg Rich Baker Berman & Company
                                      -----------------------------------------
                                      Rosenberg Rich Baker Berman & Company

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                           Consolidated Balance Sheet
                                December 31, 2004


           Assets
Current Assets
   Cash                                                             $     1,000
   Accounts receivable                                                2,317,000
   Prepaid expenses                                                   2,451,000
                                                                    -----------
           Total Current Assets                                       2,451,000

   Fixed assets                                                         146,000
   Deposits                                                             241,000
   Goodwill                                                           1,432,000
                                                                    -----------
           Total Assets                                               4,270,000
                                                                    ===========

            Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
   Accounts payable                                                   1,880,000
   Accrued expenses                                                   1,870,000
   Note payable                                                         428,000
   Convertible debenture                                                444,000
   Net liabilities of discontinued operations                            61,000
                                                                    -----------
           Total Current Liabilities                                  4,683,000
   Officer loans                                                      2,499,000
                                                                    -----------
           Total Liabilities                                          7,182,000
                                                                    -----------

Commitments and Contingencies                                                --

Stockholders' Equity (Deficit)
   Preferred stock, $.01 par value; 5,000,000 shares
    authorized, and 0 shares issued and outstanding                          --
   Common stock, no par value; 500,000,000 shares
    authorized, 67,645,454 shares issued and
    67,409,802 shares outstanding                                     6,877,000
   Additional paid-in capital                                           193,000
   Retained earnings (deficit)                                       (9,386,000)
   Other comprehensive loss                                             (73,000)
   Less:  treasury stock, 235,652 shares at cost                       (523,000)
                                                                    -----------
           Total Stockholders' Equity (Deficit)                      (2,912,000)
                                                                    -----------
           Total Liabilities and Stockholders' Equity (Deficit)     $ 4,270,000
                                                                    ===========

See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                      Consolidated Statements of Operations

                                                      Year Ended December 31,
                                                   ----------------------------
                                                       2004            2003
                                                   ------------    ------------
Operating Revenues                                 $  5,286,000    $     66,000
Direct Operating Expenses                             4,208,000              --
                                                   ------------    ------------
Gross Profit                                          1,078,000          66,000
                                                   ------------    ------------

Operating Expenses
     Selling, general and administrative              1,467,000         138,000
     Stock based compensation                         3,662,000         636,000
                                                   ------------    ------------
           Total Operating Expenses                   5,129,000         774,000
                                                   ------------    ------------

Loss From Operations                                 (4,051,000)       (708,000)
Other expense                                           (71,000)             --
Minority interest                                      (151,000)             --
                                                   ------------    ------------
(Loss) Before Income Taxes                           (4,122,000)       (708,000)
(Provision) Benefit for Income Taxes                         --              --
                                                   ------------    ------------
(Loss) Before Discontinued Operations                (4,122,000)       (708,000)

Discontinued Operations
     Gain/(Loss)from discontinued operations
      of subsidiary (net of tax effect of $0)           167,000      (1,620,000)
                                                   ------------    ------------
Net (Loss)                                         $ (3,955,000)   $ (2,328,000)
                                                   ============    ============
Earnings (Loss) Per Share
     (Loss) from continuing operations             $      (0.08)   $      (0.02)
     (Loss) from discontinued operations                     --           (0.04)
                                                   ------------    ------------
     Basic and diluted earnings (loss) per share   $      (0.08)   $      (0.06)
                                                   ============    ============

Weighted Average Number of Common Shares
 Outstanding                                         48,322,141      40,396,338
                                                   ============    ============

See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
     Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
             Consolidated Statements of Comprehensive Income (Loss)

                                                     Year Ended December 31,
                                                   --------------------------
                                                       2004           2003
                                                   -----------    -----------
Net (Loss)                                         $(3,955,000)   $(2,329,000)
                                                   -----------    -----------

Other Comprehensive Loss

     Foreign Currency Translation Adjustment           (73,000)            --
                                                   -----------    -----------
Other Comprehensive (Loss) Income Before Tax           (73,000)            --

Income Tax Expense Related to Other
 Comprehensive Income                                       --             --
                                                   -----------    -----------
                                                       (73,000)            --
Other Comprehensive (Loss) Income Net of Tax
                                                   -----------    -----------
Comprehensive (Loss)                               $(4,021,000)   $(2,329,000)
                                                   ===========    ===========


See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
            Consolidated Statement of Shareholders' Equity (Deficit)
                     Years Ended December 31, 2004 and 2003

                                                                                                      Accumulated
                                                        Common Stock                           Other
                                                 -------------------------    Retained      Comprehensive   Treasury
                                                    Shares       Amount       Earnings          Income       Stock
                                                 -----------   -----------   -----------    -----------    -----------
Balance December 31, 2002                         40,396,338   $ 3,660,000   $(3,102,000)   $        --    $  (523,000)
                                                 -----------   -----------   -----------    -----------    -----------

Net loss for the year ended December 31, 2003             --            --    (2,329,000)            --             --
Amortization of prepaid consulting services               --            --            --             --             --
                                                 -----------   -----------   -----------    -----------    -----------

Balance December 31, 2003                         40,396,338     3,660,000    (5,431,000)            --       (523,000)
                                                 ===========   ===========   ===========    ===========    ===========

Amortization of prepaid consulting services               --            --            --             --             --
Net loss for the year ended December 31, 2004             --            --    (3,955,000)            --             --
Foreign currency transaction                              --            --            --        (73,000)            --
Stock issued for acquisitions of J&J Marketing
 and AMD                                             200,000        15,000            --             --             --
Stock issued for consulting services              26,813,464     3,202,000            --             --             --
Value of beneficial conversion feature on
 convertible debt                                         --            --            --             --             --
                                                 -----------   -----------   -----------    -----------    -----------

Balance December 31, 2004                         67,409,802   $ 6,877,000   $(9,386,000)   $   (73,000)   $  (523,000)
                                                 ===========   ===========   ===========    ===========    ===========


                                                  Additional    Consulting
                                                    Paid-in     Services to
                                                    Capital     be Provided       Total
                                                  -----------   -----------    -----------
Balance December 31, 2002                         $    37,000   $(1,096,000)    (1,024,000)
                                                  -----------   -----------    -----------

Net loss for the year ended December 31, 2003              --            --     (2,329,000)
Amortization of prepaid consulting services                --       636,000        636,000
                                                  -----------   -----------    -----------

Balance December 31, 2003                              37,000      (460,000)    (2,717,000)
                                                  ===========   ===========    ===========

Amortization of prepaid consulting services                --       460,000        460,000
Net loss for the year ended December 31, 2004              --            --     (3,955,000)
Foreign currency transaction                               --            --        (73,000)
Stock issued for acquisitions of J&J Marketing
 and AMD                                                   --            --         15,000
Stock issued for consulting services                       --            --      3,202,000
Value of beneficial conversion feature on
 convertible debt                                     156,000            --        156,000
                                                  -----------   -----------    -----------

Balance December 31, 2004                         $   193,000   $        --    $(2,912,000)
                                                  ===========   ===========    ===========


See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                      Consolidated Statements of Cash Flows

                                                                              Year Ended December 31,
                                                                            --------------------------
                                                                                2004           2003
                                                                            -----------    -----------
Cash Flows From Operating Activities
    Continuing Operations
    Loss before income taxes                                                $(4,122,000)   $  (708,000)
    Foreign currency translation                                                (73,000)            --
    Stock based compensation                                                  3,662,000        635,000
    Adjustments to Reconcile Net Income to Net Cash
       Used n Operating Activities
        (Increase) decrease in accounts receivable                              556,000             --
        (Increase) decrease in inventory                                          6,000             --
        (Increase) in prepaid expenses                                           (4,000)            --
        Decrease in other assets                                                186,000             --
        Increase in accounts payable and accrued expenses                      (931,000)        38,000
                                                                            -----------    -----------
           Cash Used in Continuing Operations                                  (720,000)       (35,000)
                                                                            -----------    -----------
    Discontinued Operations
      Loss before income taxes                                                  167,000     (1,620,000)
      Adjustments to reconcile net loss to net cash Provided by (Used in)
      discontinued operations
        (Increase) decrease in net assets of discontinued operations         (1,305,000)     1,663,000
                                                                            -----------    -----------
           Cash Provided by (Used in) Discontinued Operations                (1,138,000)        43,000
                                                                            -----------    -----------
           Net Cash Provided by (Used in) Operating Activities               (1,858,000)         8,000
                                                                            -----------    -----------

    Cash Flows From Investing Activities
      Purchases of fixed assets                                                 (15,000)            --
      Cash paid for deposit                                                    (241,000)            --
      Cash paid for CLTA acquisition                                           (500,000)            --
      Cash acquired from acquisition                                            307,000             --
                                                                            -----------    -----------
           Net Cash Used in Investing Activities                               (449,000)            --
                                                                            -----------    -----------

    Cash From Financing Activities
      Proceeds from officer loans                                             1,479,000        112,000
      Proceeds from debt                                                        828,000       (121,000)
                                                                            -----------    -----------
           Net Cash Provided by (Used in) Financing Activities                2,307,000         (9,000)
                                                                            -----------    -----------

Net Increase (Decrease) in Cash and Equivalents                                   3,000         (1,000)
Cash and Equivalents at Beginning of Year                                         2,000          3,000
                                                                            -----------    -----------
Cash and Equivalents at End of Year                                         $     1,000    $     2,000
                                                                            ===========    ===========

See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                Consolidated Statements of Cash Flows, Continued

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:

      Interest                  $ --    $ --
                                ====    ====
      Income taxes              $ --    $ --
                                ====    ====

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

      On June 1, 2004, the Company issued 100,000 common shares in exchange for a 100% interest in a limited liability company.

      On October 1, 2004, the Company issued 100,000 common shares in exchange for an 80% interest in a limited liability company.

See notes to the consolidated financial statements.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Organization

            Global Concepts, Ltd. is an international logistics management company which owned and operated several subsidiaries, each of which did business within the various facets of transportation including intermodal trucking, factoring receivables and employee leasing for logistic companies. In 2003, the Company discontinued all of those operations. Since May 2003, the Company has been providing consulting services while seeking new business ventures.

            The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred substantial losses, and has a working capital deficit as of December 31, 2004. The Company's continued existence is dependent upon its ability to secure adequate financing. The Company plans to raise additional capital in the future; however there are no assurances that such plan will be successful. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

            On June 1, 2004 the Company acquired the entire membership interest in Advanced Medical Diagnostics LLC ("AMD"). AMD is a development stage enterprise, engaged in the business of manufacturing and distributing the "Advanced Medical Diagnostics HIV (1&2) Rapid Test", a diagnostic kit which permits an individual to test himself for the HIV virus and obtain a result in 15 minutes with a 99.4% accuracy. The membership interests in AMD were acquired by the Company in exchange for 100,000 shares of the Company's common stock.

            On October 1, 2004 the Company completed its acquisition of 60% of CLTA for $500,000. CLTA is a corporation located in Nugent sur Oise, France. CLTA's principal business is the warehousing and final dealer preparation work for automobile manufacturers, Pugeot and Citroen. CLTA also performs brake installation and testing of new vehicles for Peugeot.

            On October 1, 2004 the Company acquired an eighty percent 80% ownership interest in J&J Marketing, LLC. J&J Marketing LLC is a New York limited liability company that is engaged in the business of producing and distributing non-medicated pharmaceutical personal care products under the trademark "Savage Beauty."

      Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

      Principles of Consolidation

            The accompanying consolidated balance sheet at December 31, 2004 includes the accounts of the Company and its wholly owned and majority owned subsidiaries. All material inter-company accounts and transactions have been eliminated.

      Property and Equipment

            Property and equipment are valued at cost. Gains and losses on disposition of property are reflected in income. Depreciation is computed using the straight-line method over three to five year estimated useful lives of the assets. Repairs and maintenance which do not extend the useful life of the related assets are expensed as incurred.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

      Cash and Equivalents

            For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

      Income Taxes

            The Company and its wholly owned subsidiaries file a consolidated Federal income tax return. The Company uses the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

      Fair Value of Financial Instruments

            The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

            The carrying amounts reported in the consolidated balance sheet for officers loans, notes payable and convertible debentures approximate their fair values based on current rates at which the Company could borrow funds with similar maturities.

      Revenue Recognition

            Revenue from freight brokerage is recognized upon delivery of goods, and direct expenses associated with the cost of transportation are accrued concurrently. Revenue from driver temporary services and leasing is recognized when earned based upon standard billing rates charged by the hours worked. Factoring revenue is recognized when the service is provided. Direct expenses associated with the cost of driver leasing are accrued concurrently. Revenue from subcontracted transportation services is recognized upon completion of each trip. Direct expenses associated with the cost of transportation are accrued concurrently. Monthly provision is made for doubtful receivables, discounts, returns and allowances.

      Goodwill

            Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. The Company adopted SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" in which goodwill is no longer amortized but tested for impairment on at least an annual basis. The carrying value is reviewed if the facts and circumstances, such as significant declines in sales, earnings or cash flows or material adverse changes in the business climate, suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, the impairment is determined by comparing the carrying value of goodwill to fair value. Fair value is determined based on quoted market values, discounted cash flows or appraisals.

      Long-lived Assets

            The Company assesses long-lived asset for impairment is required under SFAS No. 144, "ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED ASSETS". The Company reviews for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses these assets for impairment based on estimated future cash flow from these assets.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

      Foreign Currency Transactions

            Operations of one of the Company's majority owned subsidiaries are conducted in France and the financial statements of that subsidiary are translated from the Euro, Frances' functional currency, into U.
            S. Dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all foreign currency assets and liabilities are translated at the period-end exchange rate and all revenues and expenses are translated at the average exchange rate for the period. The effects of translating the financial statements of foreign subsidiaries into U. S. Dollars are reported as a cumulative translation adjustment, a separate component of comprehensive income in stockholders' equity. Foreign currency transaction gains and losses are reported in earnings and consisted of $73,000 of losses in 2004, $0 of losses in 2003.

      Earnings (Loss) Per Share

            Earnings  (Loss) per common share  represents the amount of earnings
            (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings (loss) per share.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

      The accompanying balance sheets includes assets of $3,435,000 relating to the Company's majority owned subsidiary in Nugent sue Oise, France. Although France is politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

NOTE 3- INCOME TAXES

      Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. In addition deferred taxes are also recognized from operating losses that are available to offset future federal and state income taxes.

      The deferred tax assets are attributable to net operating losses.

      Deferred taxes consist of the following:
         Total deferred tax assets, non current               $ 3,420,000
         Total valuation allowance                             (3,420,000)
                                                              -----------
         Net deferred tax assets                              $        --
                                                              ===========

      During 2004 and 2003 the valuation allowance increased $1,500,000 and $920,000, respectively.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 3 - INCOME TAXES, Continued

      The reconciliation of income tax computed at the U.S. Federal statutory rates to income tax expense is as follows:

                                                               December 31,
                                                             ---------------
                                                             2002       2000
                                                             ----        ---
        Tax at US statutory rate                              34%       34 %
        State income taxes, net of federal benefit             6%       6 %
        Foreign taxes                                         --        (21)%
        Other reconciling items and valuation allowance      (40)%      (19)%
                                                             ---        ---
      Income tax provision                                     0%        (0)%
                                                             ===        ===

      As of December 31, 2004, the Company has approximately $8,700,000 available net operating loss carryforwards which may be used to reduce Federal and State taxable income and tax liabilities in future years. The net operating loss carryforward expires in 2023.

NOTE 4 - DEPOSIT

      The deposit at December 31, 2004 represent a downpayment towards the acquisition of a fleet of tractor-trailers. The transaction closed on February 1, 2005 and required an additional $800,000 to be paid and the assumption of capital leases.

NOTE 5 - STOCKHOLDERS' EQUITY

      Stock and Stock Option Plan

            On November 15, 2000, the Company adopted its 2000 Stock and Stock Option Plan (the "Plan"). The Plan provides that certain options to purchase the Company's common stock granted thereunder are intended to qualify as "incentive stock options" within the meaning of
            Section 422A of the United States Internal Revenue Code of 1986, while non-qualified options may also be granted under the Plan. The initial plan provides for authorization of up to 2,000,000 shares. The option price per share of stock purchasable under an Incentive Stock Option shall be determined at the time of grant but shall not be less than 100% of the Fair Market Value of the stock on such date, or, in the case of a 10% Stockholder, the option price per share shall be no less than 110% of the Fair Market Value of the stock on the date an Incentive Stock Option is granted to such 10% Stockholder.

      Qualified and Non-Qualified Shares Under Option as of December 31, 2004

                                                        Weighted
                                                        Average
                                                        Option
                                             Options     Price
                                             -------     -----
      Outstanding, January 1, 2003            $  --      $1.75
      Granted during the year                    --         --
      Canceled during the year                   --       1.75
      Exercised during the year                  --         --
                                              -----      -----
      Outstanding, December 31, 2003          $  --      $  --
                                                         -----
      Eligible for exercise, end of year      $  --      $  --
                                              -----      -----

      At December 31, 2004, there were 812,500 shares reserved for future grants.

                      Global Concepts, Ltd and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 5 - STOCKHOLDERS' EQUITY, Continued

      The Company follows Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, to account for its stock option plan. An alternative method of accounting for stock options is SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, employee stock options are valued at grant date using the Black-Scholes valuation model, and this compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option plan been determined as prescribed by SFAS 123, there would have been no effect on the pro forma income statements for 2004 and 2003.

      For stock transactions with other than employees, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation". Accordingly, compensation expense of $0 has been recognized for stock options and warrants during 2004 and 2003.

NOTE 6 - ACQUISITIONS

      During 2004, the Company acquired three businesses for stock, cash and the assumption of liabilities aggregating $5,064,000. The businesses acquired were (1) a 100% interest in Advanced Medical Diagnostics, LLC, ("AMD"), a development stage enterprise which is developing and marketing the "Advanced Medical Diagnostics HIV (1 & 2) Rapit Test", a diagnostic kit, which permits an individual to test himself for the HIV virus and obtain a result in 15 minutes with a 99.4% accuracy. (2) An 80% interest in J&J Marketing, LLC, ("J&J"), a producer and marketer of a line of skin care products under the trademark "Savage Beauty," and (3) a 60% interest in Compagnie Logistique de Transports Automobiles ("CLTA"), a French corporation in the business of warehousing and completing the final dealer preparation work for automobile manufactures, Peugeot and Citroen. CLTA also performs brake installation and testing of new vehicles for Peugeot.

      All of the acquisitions have been accounted for using the purchase method of accounting for business combinations and, accordingly, their results of operations have been included in the consolidated financial statements since their respective dates of acquisition.

      The acquisition of AMD occurred on June 1, 2004. Under the terms of the acquisition agreement, the Company issued 100,000 shares of its common stock in exchange for 100% of the interest in AMD. The shares were valued at $9,000, their fair market value on the date of the agreement. 76.5% of the membership interest in AMD was acquired from the three officers of AMD. The remaining 23.5% was acquired from the Margolies Family Trust. The trustee of the Margolies Family Trust is the wife of Michael Margolies. Michael Margolies was the Chairman and Chief Executive Officer of the Company as of the date of the acquisition. Additionally, pursuant to the acquisition agreement, the Company issued 50,000 common shares under the Company's 2004 Equity Incentive Plan to the officers of AMD.

      The acquisition of J&J occurred on October 1, 2004. Under the terms of the acquisition agreement, the Company issued 100,000 common shares to the members of J&J in exchange for an 80% ownership interest in J&J. The shares were valued at $6,000, which represents their fair market value on the date of the agreement. In connection with the acquisition, the Company granted to the sellers an option to purchase the Company's interest in J&J. The option may be exercised only in the event of a liquidity event. A liquidity event is defined in the acquisition agreement as a liquidation, dissolution or winding up of the Company, a merger or acquisition involving the Company in which it is not the surviving entity, a sale of substantially all of its assets, certain bankruptcy or insolvency proceedings, or the delisting of the common stock of the Company by the OTC Bulletin Board. The exercise price of the option will be the market value of 250,000 shares of the Company's common stock or, if prices are not quoted for the common stock, $12,500. The option expired on May 15, 2005.

                      Global Concepts, Ltd and Subsidiaries
     Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 6 - ACQUISITIONS, Continued

      The acquisition of CLTA occurred on October 1, 2004. The Company paid $500,000 for 60% of the outstanding shares of CLTA. This acquisition was primarily financed through a loan from a shareholder, which bears no interest and is due on demand. Pursuant to the acquisition agreement, the Company is required to loan $500,000 to CLTA if needed and agreed upon by the Board of Directors by December 31, 2004. As of December 31, 2004, no such loans was made. Further, the Company has agreed to serve as guarantor on the lease of ten trucks/trailers needed by CLTA to fulfill a contract with one of its customers. As a result of the execution of the agreement, a new Board of Directors of CLTA was elected, consisting of five persons, three of which were appointed by the Company and the remaining two seats being occupied by the two minority shareholders of CLTA.

      The preliminary allocation of the purchase prices resulted in goodwill of $1,432,000. The Company has not yet obtained all information required to complete the purchase price allocation related to these acquisitions. The final allocation will be completed in 2005.

      The following is an allocation showing the estimated fair values of the assets acquired and the liabilities assumed as of the dates of the acquisitions:

                                                     AMD               J&J               CLTA
                                                 -----------       -----------       -----------
      Cash                                       $        --       $     1,000       $   306,000
      Accounts receivable                                 --             4,000         2,869,000
      Inventory                                           --             9,000                --
      Other assets                                        --                --           312,000
      Fixed assets                                        --                --           131,000
      Goodwill arising from the acquisition           23,000            17,000         1,392,000
      Accounts payable and accrued expenses          (14,000)          (25,000)       (4,510,000)
                                                 -----------       -----------       -----------
      Consideration paid                         $     9,000       $     6,000       $   500,000
                                                 ===========       ===========       ===========

      The following pro forma information is based on the assumption that the acquisition took place as of January 1, 2003:

                                                 For the Year Ended December 31,
                                                  ---------------------------
                                                      2004           2003
                                                  ------------   ------------
      Net Sales                                   $ 16,785,000   $  5,743,000
                                                  ============   ============

      Loss Before Discontinued Operations         $ (4,832,000)  $ (3,082,000)
                                                  ============   ============

      Net Loss                                    $ (4,832,000)  $ (3,082,000)
                                                  ============   ============

      Loss Per Share From Continuing Operations   $      (0.09)  $      (0.08)
                                                  ============   ============

NOTE 7 - DISCONTINUED OPERATIONS

      In 2003 the Company ceased its intermodal trucking operations. Net sales of this division was $1,693,203 in 2003.

                     Global Concepts, Ltd. and Subsidiaries
     Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 8 - EMPLOYMENT AND CONSULTANT AGREEMENTS

      The Company has an employment agreement with its principal officer expiring April 2007. This agreement provides for minimum compensation levels and for incentive bonuses which are payable if specified management goals are attained. The Company did not meet its goals in 2004. Subsequent to December 31, 2004, this employment agreement has been terminated. See Subsequent Event Note.

NOTE 9 - CONCENTRATIONS OF CREDIT RISK

      Financial   instruments   that   potentially   subject   the   Company  to
      concentrations of credit risk consist principally of non-interest bearing cash deposit and accounts receivable.

      At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

      The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

NOTE 10 - STANDBY EQUITY DISTRIBUTION AGREEMENT

      During  2004,  the  Company  was  party to a Standby  Equity  Distribution
      Agreement ("SEDA") with Cornell Capital Partners, LP. Pursuant to the SEDA, the Company was entitled to "put" shares of its common stock to Cornell Capital Partners at 98% of the market price, defined in the SEDA as the lowest daily volume weighted average price during the five consecutive trading days after an advance is made by the Company. Cornell Capital Partners was required by the SEDA to pay each advance demanded by the Company, unless (a) there is no prospectus available for Cornell Capital Partners to use in re-selling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of the Company's outstanding shares or (c) the representations made by the Company in the SEDA proved to be untrue. No advances were made under the SEDA during 2004. Subsequent to December 31, 2004, the SEDA agreement was terminated.

NOTE 11 - NOTE PAYABLE

      During 2004, a shareholder loaned the Company $428,000. The proceeds from the loan were used to partially finance the acquisition of Compagnie Logistique de Transports Automobiles made by the Company on October 1, 2005. The loan is due on demand and bears no interest.

NOTE 12 - LOAN PAYABLE

      The loan payable of $2,499,000 from a family trust, of which the wife of the chairman of the Company is the trustee. The loan is unsecured with no specific repayment terms. Subsequent to the year ended December 31, 2004, the Company converted this loan into a convertible debenture. See Subsequent Event Note.

                     Global Concepts, Ltd. and Subsidiaries
     Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 13 - LITIGATION

      The Company, several related companies, its chairman and certain employees are defendants in a lawsuit filed by an alleged acquisition candidate for alleged breach of contract. The complaint does not specify an amount for damages. The Company believes the suit is completely without merit and intends to vigorously defend its position.

      The Company, several related companies, its chairman and its subsidiaries are defendants in a lawsuit filed by one of its former vendors. At this stage in the proceedings, the probable outcome is unknown. The Company has a counter claim based upon defective services provided by the vendor. The Company believes the settlement of the lawsuit will not exceed amounts already recorded in the financial statements.

      The Company and its subsidiaries are defendants in lawsuits filed by its former vendors. The Company has judgements filed against them. These judgements that amounted to $61,000 are included in net liabilities of discontinued operations.

NOTE 14 - CONVERTIBLE DEBENTURES

      On November 16, 2004, the Company issued two $200,000 convertible debentures to Cornell Capital Partners, LP in exchange for $400,000. The debentures bear interest at the rate of 5% per annum with the principal and interest due November 16, 2006. At the Company's option, the entire principal amount and all accrued interest may be converted on the due date. Cornell Capital Partners has the option to convert all or any part of the principal and accrued interest at any time. The debenture may be converted into shares of the Company's common stock at the price per share equal to the lesser of (a) and amount equal to 120% of the closing bid price of the common stock on November 16, 2004, or (b) an amount equal to 80% of the lowest closing bid price of the Company's common stock for the five trading days immediately preceding the date of conversion. As the convertible debentures may be converted into common stock at the lower of a fixed rate at the commitment date or a fixed discount to the market price of the underlying common stock at the conversion date, the Company has recognized a beneficial conversion feature. The Company recorded a charge due to the beneficial conversion feature of $156,000 in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Instruments". The value of the beneficial conversion feature was measured using the intrinsic value and was being amortized to interest expense over the life of the convertible debenture. On January 6, 2005, the Company converted the debenture into a promissory note. Consequently, on that date, the remaining amount of the unamortized discount has been charged to interest expense.

      On June 14, 2001, the Company issued a convertible debenture for $200,000 which bears interest at the rate of 20% per annum and is due one year from the date of issue. In accordance with the agreement the debenture is convertible into common stock of the Company at a conversion rate of $.75 from the date of issuance through September 30, 2001. The conversion period has been extended. In addition, the debenture includes warrants to purchase 20,000 shares of common stock at $1.50 that expired on June 30, 2003. Included in accounts payable is $80,000 of accrued interest on this debenture. The convertible debenture are in default and were settled in April 2005.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 15 - RESTRICTED STOCK GRANT PROGRAM

      On May 28, 2002 the Company granted 10,000,000 shares of its common stock to Michael Margolies, its Chief Executive Officer, pursuant to the Company's Restricted Stock Grant Program (the "Program"). The grant represented the entirety of the 10,000,000 shares included in the Program. The shares issued under the Program are subject to the following restrictions:

      1. After this fiscal year and each of the following four fiscal years (2002 through 2006) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if the Company's revenue during the year does not exceed the following thresholds:

             2004 - $ 8,000,000
             2005 - $10,000,000
             2006 - $12,000,000

      During  the  year  ended   December  31,  2004,  the  Company  lifted  the
      restrictions on stock grant.

NOTE 16 - SUBSEQUENT EVENTS

      Joint Management Agreement

            On March 7, 2005 the Company entered into a joint management agreement with Headliners Entertainment Group, Inc., Eduardo Rodriguez, Michael Margolies, the Rodriguez Family Trust and the Margolies Family Trust. Headliners Entertainment Group, Inc. is a publicly traded company of which Eduardo Rodriguez is the Chief Executive Officer. The joint management agreement terminated the consulting agreements previously entered into with the Rodriguez Family Trust and Eduardo Rodriguez.

            Per the joint management agreement, the Rodriguez Family Trust and the Margolies Family Trust organized a limited liability company. The trusts, as well as Rodriguez and Margolies, will contribute their shares of the Company to the trust on August 15, 2005. The Company will pay a fee of $5,000 per month to the limited liability company in compensation for the services of Rodriguez and Margolies. Also, the Company entered into a ten year employment agreement with Rodriguez, a ten year advisory agreement with Margolies, Margolies resigned from his position as Chairman and Chief Executive Officer and Margolies and Rodriguez agreed to serve as members of the Company's Board of Directors.

            The Company's employment agreement with Rodriguez provides that he will serve as Chairman and Chief Executive Officer for an annual compensation of $100,000. The employment agreement terminates on January 31, 2015.

            The Company's advisory agreement with Margolies provides that he will consult with the Board of Directors and the Chief Executive Officer on matters of business development, investor relations, public relations and finance. The Company will pay Margolies and annual fee of $100,000 for his services. The advisory agreement terminates on January 31, 2015.

            Also, pursuant to the agreement, the Company issued a $2,499,000 convertible debenture to the Margolies Family Trust to satisfy the Company's debt to the Margolies Family Trust as of December 31, 2004. The debenture is convertible into common stock at the average of the closing bid prices for the five trading days preceding the conversion, except that the conversion will be limited to 2.77% of the principal amount of the debenture per month. The debenture will bear interest at 6% per month.

                     Global Concepts, Ltd. and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Notes to the Consolidated Financial Statements

NOTE 16 - SUBSEQUENT EVENTS (Continued)

      Promissory Note

            On January 26, 2005 the Company issued a $1,500,000 promissory note to Cornell Capital Partners in exchange for $500,000 cash and retirement of $400,000 in prior debt. The promissory note bears interest at the rate of 12% per annum with monthly principal payments of $250,000 plus accrued interest to be paid commencing August 26, 2005 through January 26, 2006.

      Note Payable

            In March of 2005, the Company borrowed $400,000 from another publicly traded entity whose Chief Executive Officer is also the Chief Executive Officer of Global Concepts, LTD. The note bears interest at the rate of 10% per annum. The interest is to be paid on the first day of each month, commencing April 1, 2005. The note is to be repaid in eleven monthly installments of $33,000 commencing June 1, 2006.

                     Global Concepts, LTD and Subsidiaries
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                     Condensed Consolidated Balance Sheet
                               June 30, 2005
                                (Unaudited)


          Assets

Current Assets
 Cash                               $   929,000
 Accounts receivable                  4,496,000
 Prepaid expenses                       287,000
                                     ----------
 Total Current Assets                 5,712,000

Fixed assets                          2,511,000
Other assets                            210,000
Goodwill                              1,432,000
                                     ----------
 Total Assets                         9,865,000
                                     ==========

          Liabilities and Stockholders' Equity

Current Liabilities
 Accounts payable                     4,664,000
 Accrued expenses                     1,072,000
 Note payable                           934,000
 Convertible debenture                  100,000
 Promissory note (net of discount
  of $350,000)                        1,150,000
 Net liabilities of discontinued
  operations                             61,000
                                     ----------
 Total Current Liabilities            7,981,000

Convertible debenture                 2,499,000
Notes payable                         1,260,000
                                     ----------
 Total Liabilities                   11,740,000
                                     ----------

Minority Interest                       294,000
Commitments and Contingencies                 -

Stockholders' Equity
 Preferred stock, $.01 par value;
  5,000,000 shares authorized, and
  0 shares issued and outstanding             -
 Common stock, no par value;
  500,000,000 shares authorized,
  91,216,454 shares issued and
  90,980,802 shares outstanding       8,166,000
 Additional paid-in capital             193,000
 Retained earnings (deficit)         (8,920,000)
 Other comprehensive loss               (55,000)
 Less: treasury stock, 235,652
  shares at cost                       (523,000)
 Deferred compensation                 (598,000)
 Prepaid consulting                    (432,000)
                                     ----------
 Total Stockholders' Equity          (2,169,000)
                                     ----------
Total Liabilities and Stockholders'
 Equity                             $ 9,865,000
                                     ==========


See notes to the condensed financial statements.

                           Global Concepts, LTD
  (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
              Condensed Consolidated Statements of Operations
                                (Unaudited)


                             Three Months Ended          Six Months Ended
                                  June 30,                   June 30,
                            ----------------------    -------------------------
                               2005        2004           2005          2004
                            ----------   ---------     -----------    ---------
Operating Revenues        $ 11,328,000  $   10,000    $ 21,282,000   $   10,000

Direct Operating Expenses    9,173,000           -      17,514,000            -
                           -----------   ---------     -----------    ---------
Gross Profit                 2,155,000      10,000       3,768,000       10,000
                           -----------   ---------     -----------    ---------
Operating Expenses
 Selling, general and
  administrative             1,079,000      36,000       2,244,000       37,000
 Stock issued for
  consulting services          143,000      23,000         234,000      268,000
                           -----------   ---------     -----------    ---------
Total Operating Expenses     1,222,000      59,000       2,478,000      305,000
                           -----------   ---------     -----------    ---------
Income (Loss) From
 Operations                    933,000     (49,000)      1,290,000     (294,000)
Interest expense              (264,000)          -        (530,000)           -
Minority interest             (186,000)          -        (294,000)           -
                           -----------   ---------     -----------    ---------
Income (Loss) Before
 Income Taxes                  483,000     (49,000)        466,000     (294,000)
Provision Benefit for
 Income Taxes                        -           -               -            -
                           -----------   ---------     -----------    ---------
Net Income (Loss)         $    483,000  $  (49,000)   $    466,000   $ (294,000)
                           ===========   =========     ===========    =========

Earnings Per Share
 Basic earnings (loss)
  per share               $       0.01  $     0.00    $       0.01   $    (0.01)
                           ===========   =========     ===========    =========
Diluted earnings per
 share                    $          -  $        -    $          -   $        -
                           ===========   =========     ===========    =========

Weighted Average Number of
 Common Shares Outstanding

  Basic                     90,040,619  46,496,338      87,280,199   40,396,338
                           ===========  ==========     ===========   ==========

  Fully Diluted            130,026,102  46,496,338     107,390,697   40,396,338
                           ===========  ==========     ===========   ==========



See notes to the condensed consolidated financial statements.

                             Global Concepts, LTD
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
                 Condensed Consolidated Statements of Cash Flows
                                 (Unaudited)


                                               Six Months Ended
                                                   June 30,
                                            ---------------------
                                               2005        2004
                                           -----------  ----------
Cash Used in Operating Activities
 Net Cash Provided by (Used in)
  Operating Activities                     $  751,000  $  (36,000)
                                            ---------   ---------

Cash Flows From Financing Activities
 Proceeds from debt                         1,151,000      37,000
                                            ---------   ---------
 Net Cash Provided by Financing Activities  1,151,000      37,000
                                            ---------   ---------
Cash Flows From Investing Activities
 Cash paid purchase of fixed assets          (974,000)          -
                                            ---------   ---------
 Net Cash Used in Investing Activities       (974,000)          -
                                            ---------   ---------

Net Increase in Cash and Equivalents          928,000       1,000

Cash and Equivalents at Beginning of Period     1,000       2,000
                                            ---------   ---------
Cash and Equivalents at End of Period      $  929,000  $    3,000
                                            =========   =========

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
 Cash paid during the year for:
  Interest                                 $  435,000  $        -
                                            =========   =========
  Income taxes                             $        -  $        -
                                            =========   =========


Supplemental schedule of Non Cash Investing and Financing Activities

     During the six months ended June 30, 2005, the Company issued a $1,500,000 promissory note in exchange for $500,000 cash and the extinguishment of an outstanding obligation of $400,000. Additionally, a discount of $600,000 was recorded.

     During the six months ended June 30, 2005, the Company issued 23,571,000 shares to consultants valued at $234,000.



See notes to the condensed consolidated financial statements.

                            Global Concepts, LTD
   (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
          Notes to the Condensed Consolidated Financial Statements
                 For the Six Month Period Ended June 30, 2005
                                (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. The unaudited condensed financial statements should be read in conjunction with the consolidated financial statements and disclosures thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

NOTE 2 - GOING CONCERN

     The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the condensed consolidated financial statements, the Company has incurred an accumulated deficit. Further, at June 30, 2005, current liabilities exceed current assets by $2,269,000 and total liabilities exceed total assets by $1,875,000. These factors all raise substantial doubt about the ability of the Company to continue as a going concern.

     Management's plan in regard to the going concern issue is to increase revenues and profitability through acquisitions and internal growth as well as raising capital.

NOTE 3 - NOTE PAYABLE

     In March of 2005, the Company borrowed $400,000 from another publicly traded entity whose Chief Executive Officer is also the Chief Executive
Officer of Global Concepts, Inc. The loan bears interest at the rate of 10% per annum. The interest is to be paid on the first day of each month, commencing April 2005. The note is to be repaid in eleven monthly installments
of $33,333 commencing on June 1, 2006.   A final payment in the amount of
$33,337 is due on May 1, 2007.

NOTE 4 - PROMISSORY NOTE

     On January 26, 2005 the Company issued a $1,500,000 promissory note to Cornell Capital Partners in exchange for $500,000 cash and retirement of $400,000 in prior debt. The difference of $600,000 was treated as a discount. This discount on the note is being amortized on a straight line basis with the amortization being recognized as interest expense.  The unamortized
discount on the note at June 30, 2005 was $350,000.   The promissory note
bears interest at the rate of 12% per annum with monthly principal payments of $250,000 plus accrued interest to be paid commencing August 26, 2005 through January 26, 2006. See: Note 12 (Subsequent Events) regarding the refinancing in August of the promissory note.

                             Global Concepts, LTD
   (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
           Notes to the Condensed Consolidated Financial Statements
                For the Six Month Period Ended June 30, 2005
                                (Unaudited)

NOTE 5 - NOTE PAYABLE

     During the quarter ending on June 30, 2005, the Company borrowed $165,000 from a third party, due on demand. The company repaid $100,000 of the loan during the quarter leaving a balance of $65,000 due at June 30, 2005.

NOTE 6 - JOINT MANAGEMENT AGREEMENT

     On March 7, 2005 the Company entered into a joint management agreement with Headliners Entertainment Group, Inc., Eduardo Rodriguez, Michael Margolies, the Rodriguez Family Trust and the Margolies Family Trust. Headliners Entertainment Group, Inc. is a publicly traded company of which Eduardo Rodriguez is the Chief Executive Officer. The joint management agreement terminated the consulting agreements previously entered into with the Rodriguez Family Trust and Eduardo Rodriguez.

     Per the joint management agreement, the Rodriguez Family Trust and the Margolies Family Trust organized a limited liability company. The trusts, as well as Rodriguez and Margolies, will contribute their shares of the Company to the trust on August 15, 2005. The Company will pay a fee of $5,000 per month to the limited liability company in compensation for the services of Rodriguez and Margolies. Also, the Company entered into a ten year employment agreement with Rodriguez, a ten year advisory agreement with Margolies, Margolies resigned from his position as Chairman and Chief Executive Officer and Margolies and Rodriguez agreed to serve as members of the Company's Board of Directors.

     The Company's employment agreement with Rodriguez provides that he will serve as Chairman and Chief Executive Officer for an annual compensation of $100,000. The employment agreement terminates on January 31, 2015.

     The Company's advisory agreement with Margolies provides that he will consult with the Board of Directors and the Chief Executive Officer on matters of business development, investor relations, public relations and finance.
The Company will pay Margolies and annual fee of $100,000 for his services. The advisory agreement terminates on January 31, 2015.

     Also, pursuant to the agreement, the Company issued a $2,499,000 convertible debenture to the Margolies Family Trust to satisfy the Company's debt to the Margolies Family Trust as of December 31, 2004. The debenture is convertible into common stock at the average of the closing bid prices for the five trading days preceding the conversion, except that the conversion will be limited to 2.77% of the principal amount of the debenture per month. The debenture will bear interest at 6% per annum.

NOTE 7 - FIXED ASSETS

     The Company purchased trucks at a estimated value of $10,575,000 in exchange for $1,041,000 and the assumption of notes payable of $1,285,000 from a company that was in bankruptcy.

                             Global Concepts, LTD
   (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
           Notes to the Condensed Consolidated Financial Statements
                For the Six Month Period Ended June 30, 2005
                                (Unaudited)

NOTE 8 - PROFORMA INFORMATION

     The following proforma information is based on the assumption that the acquisition of CLTA took place as of January 1, 2004:


                                  Three Months Ended       Six Months Ended
                                    June 30, 2005            June 30, 2005
                                  ------------------      ------------------
Net Sales                           $   4,062,000            $   8,134,000
Loss From Operations                $    (434,000)           $    (676,000)
Loss Per Share From Operations      $           -            $        (.01)


NOTE 9 - EARNINGS PER SHARE

     The following data show the amounts used in computing earnings per share and the weighted average number of shares of dilutive potential common stock.

                                     Three Months Ended      Six Months Ended
                                          June 30,                June 30,
                                  ----------------------- ---------------------
                                      2005        2004        2005       2004
                                  -----------  ---------- ----------- ----------
Weighted average number of common
 shares used in basic EPS           90,040,619 46,496,338  87,280,199 40,396,338

Effect of dilutive securities:
 Warrants                           39,985,483          -  20,110,498          -
                                   ----------- ---------- ----------- ----------
Weighted average number of common
 shares and dilutive potential
 common stock used in diluted EPS  130,026,102 46,496,338 107,390,697 40,396,338
                                   =========== ========== =========== ==========


NOTE 10 - SETTLEMENT OF CONVERTIBLE DEBENTURE

     On May 17, 2005, the Company entered into an agreement to settle its obligation on a $200,000 convertible debenture through issuance of $100,000 of its common stock by September 17, 2005.

                            Global Concepts, LTD
   (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
          Notes to the Condensed Consolidated Financial Statements
                 For the Six Month Period Ended June 30, 2005
                                 (Unaudited)

NOTE 11 - EMPLOYEE STOCK OPTIONS

     On April 4, 2005, the Company granted options to purchase up to 40,000,000 shares of common stock at an exercise price of $0.05 per share. The options were granted to the Company's current and former chairman and chief executive officers for services rendered. The options expire on March 31, 2008. The Company applies the recognition and measurement provisions of APB Opinion 25 to account for employee stock compensation costs. Accordingly, no compensation cost has been recognized for these plans.

     Had compensation cost for the stock options been determined based on the fair value at the grant date consistent with FASB Statement No. 123, the Company's net earnings and earnings per share are estimated below:


                             Three Months Ended            Six Months Ended
                                  June 30,                     June 30,
                            ----------------------    -------------------------
                               2005        2004          2005          2004
                            ----------   ---------    -----------    ---------
Net income (loss) as
 reported                   $   483,000  $  (49,000)   $   466,000   $ (294,000)
Compensation cost based on
 fair value method           (1,920,000)          -     (1,920,000)           -
                             ----------    --------     ----------    ---------
Proforma net income (loss)  $(1,437,000) $  (49,000)   $(1,454,000)  $ (294,000)

Basic Earnings Per Share
 As Reported                $      0.01  $     0.00    $      0.01   $    (0.01)
                             ==========    ========     ==========    =========

 Proforma                   $     (0.02) $     0.00    $     (0.02)  $    (0.01)
                             ==========    ========     ==========    =========
Diluted Earnings Per Share
 As Reported               $130,026,102 $40,396,338   $107,390,697  $46,496,338
                            ===========  ==========    ===========   ==========

Proforma                    $     (0.01) $        -    $     (0.01)  $        -
                             ==========    ========     ==========    =========

     The fair value of the option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

     Risk free interest          3.79%
     Dividend yield              0.00%
     Volatility                233.00%
     Expected term            3 years
     Fair value of options
      granted                 $ 0.048

                               Global Concepts, LTD
    (Formerly Known as Transportation Logistics Int'l Inc. and Subsidiaries)
             Notes to the Condensed Consolidated Financial Statements
                    For the Six Month Period Ended June 30, 2005
                                 (Unaudited)

NOTE 11 - EMPLOYEE STOCK OPTIONS, Continued

     Employee stock options outstanding and exercisable at June 30, 2005 were:


                                                                    Weighted
                                                 Number of          Average
                                                  Shares         Exercise Price
                                               ------------      --------------
     Outstanding at January 1, 2005                      -         $     -
     Granted                                    40,000,000            0.05
     Exercised                                           -               -
     Forfeited                                           -               -
                                                ----------           -----
     Outstanding at June 30, 2005               40,000,000         $  0.05
                                                ==========           =====

     Exercisable at June 30, 2005               40,000,000         $  0.05
                                                ==========           =====

NOTE 12 - SUBSEQUENT EVENTS

     Acquisition of SLATE

     Effective July 1, 2005, the Company purchased 80% of the capital stock of Societe Lyonnaise Altrementet de Transports Europeans (SLATE). The purchase price was $840,000 payable in installments through June 30, 2006.

     Issuance of Convertible Debenture

     On August 1, 2005 Global Concepts sold to Cornell Capital Partners a Secured Convertible Debenture. The Debenture is in the principal amount of $2,500,000. In exchange for the Debenture Cornell Capital Partners surrendered the $1.5 million Promissory Note issued to it in January 2005 and paid $900,000 from which it deducted a $20,000 fee for Cornell Capital Partner's legal counsel. The difference of $100,000 was treated as a discount.

     Global Concepts is required to commence payments on the Secured Convertible Debenture on the first day of the month following the earlier of (a) the date when the Securities and Exchange Commission declares effective a prospectus that will permit Cornell Capital Partners to resell to the public the shares issued on conversion of the Debenture or (b) January 1, 2006. Payments will be made in equal monthly installments through February 1, 2007. Cornell
Capital Partners is entitled to convert the debenture into common stock at a price of $.20 per share. However, in the event that Global Concepts commits a material default in its obligations under the Debenture and related documents, the conversion price will be reduced to $.06 per share. Cornell Capital Partners' right to convert the Debenture is limited, however, to the extent that it cannot convert the Debenture into an amount of shares that would cause it to own more than 4.9% of Global Concepts' outstanding shares.
Global Concepts' obligations under the Debenture are secured by a pledge of all of Global Concepts assets.

     Issuance of Stock

     In July 2005, the Company issued 6,350,000 shares of its common stock to consultants.
                                                                F-26

Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act authorize a corporation to provide indemnification to a director, officer, employee, fiduciary or agent of the corporation against expenses reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 7-109-103 of the Act further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Global Concepts pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Global Concepts of expenses incurred or paid by a Director, officer or controlling person of Global Concepts in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Global Concepts will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Global Concepts expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Global Concepts will pay all of these expenses; the selling shareholders will pay none of them.

               Filing Fee.......................  $  1,708
               Accounting fees..................     5,000
               Transfer Agent ..................     1,000
               Legal fees.......................    15,000
               Printing expenses................       500
                                                    ------
               TOTAL............................  $ 23,208
                                                    ======

Item 26.  Recent Sales of Unregistered Securities.

      In September 2002 Global Concepts issued 1,000,000 shares of common stock to Michael Gluck. The securities were issued in consideration for a loan of $125,000 made to Global Concepts. The shares were valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In September 2002 Global Concepts issued 250,000 shares of common stock to Rick Kelly. The securities were issued in consideration for the transfer of shares in Xcalibur Xpress, Inc. The shares were valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In December 2002 Global Concepts issued 80,000 shares of common stock to Steven Frisone. The securities were issued in consideration for services to be valued at the market price on the date on which the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In June 2004 Global Concepts issued a total of 100,000 shares of common stock to the owners of Advanced Medical Diagnostics LLC. The securities were issued in consideration for their transfer to Global Concepts of ownership of Advanced Medical Diagnostics LLC. The shares were valued at the market price on the date on which the shares were issued. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Global Concepts and who were acquiring the shares for their own accounts. There were no underwriters.

      In October 2004 Global Concepts issued a total of 100,000 shares of common stock to the owners of J&J Marketing, LLC. The securities were issued in consideration for their transfer to Global Concepts of ownership of J&J Marketing LLC. The shares were valued at the market price on the date on which the shares were issued. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Global Concepts and who were acquiring the shares for their own accounts. There were no underwriters.

      In November 2004 Global Concepts sold two 5% Secured Convertible Debentures in the principal amount of $200,000 each. The sale was made
to Cornell Capital Partners, LP in consideration of $360,000.   The
issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Global Concepts and which was acquiring the shares for its own account. There were no underwriters.

      In November 2004 Global Concepts issued a total of 4,545,454 shares of common stock to Cornell Capital Partners, LP and Newbridge Securities Corporation. The shares were issued to Cornell Capital Partners, LP in consideration of its execution of the Standby Equity Distribution Agreement. The shares were issued to Newbridge Securities Corporation in consideration of services rendered in assisting Global Concepts in negotiating the Standby Equity Distribution Agreement.
The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to entities whose principals had access to detailed information about Global Concepts and which were acquiring the shares for their own accounts. There were no underwriters.

      In February 2005 Global Concepts issued 1,750,000 shares of common stock to two employees of its French subsidiary. The shares were issued in consideration for their employment services, and were valued at the market value on the date of grant. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Global Concepts and were acquiring the shares for their own accounts. There were no underwriters.

      In July 2005 Global Concepts issued 1,000,000 shares of common stock to Nicholas Olivieri. The securities were issued in consideration for services to be valued at the market price on the date on which the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In July 2005 Global Concepts issued 5,000,000 shares of common stock to Stanley Chason. The securities were issued in consideration for services to be valued at the market price on the date on which the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In August 2005 Global Concepts issued 1,000,000 shares of common stock to Michael Seeley. The securities were issued in settlement of a claim for $240,000. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

      In August 2005 Global Concepts issued 49,975 shares of common stock to Newbridge Securities Corporation. The shares were issued to Newbridge Securities Corporation in consideration of services rendered in assisting Global Concepts in negotiating the Standby
Equity Distribution Agreement.   The issuance was exempt pursuant to
Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Global Concepts and which was acquiring the shares for its own account. There were no underwriters.

      In August 2005 Global Concepts issued 350,000 shares of common stock to Rosenberg Rich Baker Berman & Co. The shares were issued in consideration of bookkeeping and accounting services
rendered to Global Concepts.   The issuance was exempt pursuant to
Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Global Concepts and which was acquiring the shares for its own account. There were no underwriters.

      In August 2005 Global Concepts issued 1,000,000 shares of common stock to Benjamin Perrone. The securities were issued in consideration for services to be valued at the market price on the date on which the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Global Concepts and was acquiring the shares for his own account. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a Articles of Amendment and Restatement of the Articles of Incorporation - filed as an exhibit to the Annual Report on Form 8-K for the year ended December 31, 2000 and incorporated herein by reference.

3-a(1)Articles of Amendment of Articles of Incorporation - filed as an exhibit to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 and incorporated herein by reference.

3-b Restated By-laws - filed as an exhibit to the Current Report on Form 8-K dated November 17, 2000 and incorporated herein by reference.

5     Opinion of Robert Brantl, Esq,

10-a  Purchase Agreement dated September 15, 2004 among Compagnie
      Logistique de Transports Automobiles, Transportation
      Logistics Int'l, Inc., Mr. M. Marstal, Mr. S. Taleb, Mr. D.
      DeMaio and Mr. Jean-Claude Corre - filed as an exhibit to the Current Report on Form 8-K dated October 1, 2004 and incorporated herein by reference.

10-b  Convertible Debenture dated March 7, 2005 issued to The
      Margolies Family Trust

10-c  Stock Purchase Warrant dated August 14, 2005 issued to G&H
      Management L.L.C. - filed as an exhibit to the Current Report on Form 8-K dated August 14, 2005 and incorporated herein by reference.

10-d  Securities Purchase Agreement dated August 1, 2005 between
      Global Concepts and Cornell Capital Partners, LP - filed as an exhibit to the Current Report on Form 8-K dated August 4, 2005 and incorporated herein by reference.

10-e Secured Convertible Debenture dated August 1, 2005 issued to Cornell Capital Partners LP - filed as an exhibit to the Current Report on Form 8-K dated August 4, 2005 and incorporated herein by reference.

10-f  Security Agreement dated August 1, 2005 between Global
      Concepts and Cornell Capital Partners, LP - filed as an exhibit to the Current Report on Form 8-K dated August 4,
      2005 and incorporated herein by reference.

10-g Warrant to Purchase Common Stock dated August 1, 2005 issued to Cornell Capital Partners LP - filed as an exhibit to the Current Report on Form 8-K dated August 4, 2005 and incorporated herein by reference.

10-h Standby Equity Distribution Agreement dated August 1, 2005 between Global Concepts and Cornell Capital Partners, LP - filed as an exhibit to the Current Report on Form 8-K dated
      August 4, 2005 and incorporated herein by reference.

21    Subsidiaries -   Transportation Logistics Int'l, Inc., a New
                        York corporation
                       Xcalibur Express, Inc.
                       Advanced Medical Diagnostics LLC
                       J&J Marketing LLC
                       Compagnie Logistique de Transports Automobiles
                       Societe Financiere Hauville
                       Societe Boullevillaise de Transports
                       Societe Lyonnaise d'Affretement et de Transports
                        Europeans

23-a. Consent of Bagell, Josephs & Company, LLC

23-b  Rosenberg Rich Baker Berman & Company, PA

23-c  Consent of Robert Brantl, Esq. is contained in his opinion.

Item 28.  Undertakings

      See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

      The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                (i) Include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Global Concepts, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the Town of Garrison and the State of New York on the 15th day of August, 2005.

                          GLOBAL CONCEPTS, LTD.


                          By: /s/Eduardo Rodriguez
                             ---------------------------
                              Eduardo Rodriguez, Chairman

          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on August 15, 2005.


/s/ Eduardo Rodriguez
---------------------------
Eduardo Rodriguez, Director,
 Chief Executive Officer,
 Chief Financial Officer,
 Chief Accounting Officer

/s/ Michael Margolies
----------------------------
Michael Margolies, Director